UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Diamondback Energy, Inc.
(Name of Registrant as Specified In Its Charter)

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500 West Texas, Suite 1200
Midland, Texas 79701

NOTICE OF
2018
ANNUAL STOCKHOLDERS
MEETING

and

PROXY STATEMENT

Thursday
June 7, 2018

11:30 a.m. local time
1200 N Walker Ave
Oklahoma City, Oklahoma 73103

April 27, 2018

Dear Diamondback Energy, Inc. Stockholder:

On behalf of your board of directors and management, you are cordially invited to attend the Annual Meeting of Stockholders to be held at 1200 N Walker Ave, Oklahoma City, Oklahoma 73103 on Thursday, June 7, 2018, at 11:30 a.m.

It is important that your shares be represented at the meeting. Whether or not you plan to attend the meeting in person, we urge you to grant your proxy to vote your shares by telephone or through the Internet by following the instructions included on the Notice of Internet Availability of Proxy Materials that you received, or if you requested to receive a paper copy of the proxy card, to mark, date, sign and return the proxy card in the envelope provided. Please note that submitting a proxy will not prevent you from attending the meeting and voting in person. Please note, however, if a broker or other nominee holds your shares of record and you wish to vote at the meeting, you must obtain from that registered holder a proxy card issued in your name.

You will find information regarding the matters to be voted on at the meeting in the proxy statement.  In addition to the formal items of business to be brought before the meeting, there will be a report on our operations, followed by a question and answer period. Your interest in Diamondback Energy, Inc. is appreciated. We look forward to seeing you on June 7, 2018.

Sincerely,

/s/ Steven E. West
Steven E. West
Chairman of the Board

DIAMONDBACK ENERGY, INC.
500 West Texas, Suite 1200
Midland, Texas 79701

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 7, 2018

To the Stockholders of Diamondback Energy, Inc.:

The Annual Meeting of Stockholders of Diamondback Energy, Inc. will be held on June 7, 2018 at 11:30 a.m., local time, at 1200 N Walker Ave, Oklahoma City, Oklahoma 73103, for the following purposes:

1.	To elect seven directors to serve until the Company’s 2019 Annual Meeting of Stockholders;

2.	To hold an advisory vote on the Company’s executive compensation;

3.	To ratify the appointment of Grant Thornton LLP as the Company’s independent auditors for the fiscal year ending December 31, 2018; and

4.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

We are providing access to our proxy materials, including this proxy statement and our 2017 Annual Report to Stockholders, over the Internet. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy materials. The notice contains instructions on how to access those proxy materials over the Internet, as well as instructions on how to request a paper or email copy of our proxy materials. Those stockholders who request a paper copy of our proxy materials as provided in the Notice of Internet Availability will receive such proxy materials by mail. This electronic distribution process reduces the environmental impact and lowers the costs of printing and distributing our proxy materials.

Your vote is important. Please carefully consider the proposals and vote in one of these ways:

•	Follow the instructions on the Notice of Internet Availability of Proxy Materials or the proxy card to vote through the Internet;

•	Follow the instructions on the proxy card to vote by phone;

•	If you request to receive a paper copy of our proxy materials, mark, sign, date and promptly return the proxy card in the postage-paid envelope; or

•	Submit a ballot at the Annual Meeting.

Only stockholders of record at the close of business on April 13, 2018 or their proxy holders may vote at the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 7, 2018. This proxy statement and the Company’s 2017 Annual Report to Stockholders are available at www.envisionreports.com/FANG.

By Order of the Board of Directors,

/s/ Randall J. Holder
Randall J. Holder
Executive Vice President, General Counsel and
Secretary

The Notice of Internet Availability of Proxy Materials is first being mailed to stockholders on April 27, 2018.

i

About the Annual Meeting

Who is soliciting my vote?

The board of directors of Diamondback Energy, Inc., which we refer to as “Diamondback,” the “Company” and “we” in this proxy statement, is soliciting your vote at the 2018 Annual Meeting of Stockholders.

What am I voting on?

You are voting on:

•	The election of directors (see Proposal 1 beginning on page 5);

•	The approval, on an advisory basis, the compensation paid to the Company’s named executive officers as reported in this proxy statement (see Proposal 2 on page 53);

•	The ratification of Grant Thornton LLP as our independent auditors for 2018 (see Proposal 3 beginning on page 54); and

•	Any other business properly coming before the meeting.

How does the board of directors recommend that I vote my shares?

Unless you give other instructions on your proxy, the persons named as proxy holders on the proxy or proxy card will vote in accordance with the recommendations of our board of directors. The board of directors’ recommendation can be found with the description of each item in this proxy statement. In summary, the board of directors recommends a vote:

•	FOR the proposal to elect nominated directors;

•	FOR the proposal to approve, on an advisory basis, the compensation paid to the Company’s named executive officers as reported in this proxy statement;

•	FOR the proposal to ratify Grant Thornton LLP as the Company’s independent auditors for 2018.

Who is entitled to vote?

You may vote if you were the record owner of our common stock as of the close of business on April 13, 2018. Each share of common stock is entitled to one vote. As of April 13, 2018, we had 98,611,408 shares of common stock outstanding and entitled to vote. There is no cumulative voting.

How many votes must be present to hold the meeting?

Your shares are counted as present at the Annual Meeting if you attend the meeting and vote in person or if you properly grant your proxy by telephone, Internet or mail. In order for us to hold our meeting, holders of a majority of the voting power of our outstanding shares of common stock as of the close of business on April 13, 2018 must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

What is a broker non-vote?

If a broker does not have discretion to vote shares held in street name on a particular proposal and does not receive instructions from the beneficial owner on how to vote those shares, the broker may not vote on that proposal. This is known as a broker non-vote. No broker may vote your shares without your specific instructions on any of the proposals to be considered at the Annual Meeting other than the ratification of our independent auditors.

How many votes are needed to approve each of the proposals?

In April 2018, our board of directors amended our bylaws to provide for the election of directors in uncontested elections by a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. Prior to this amendment, our bylaws provided for the election of directors by a plurality of the votes cast by the stockholders present in person or represented by proxy at a meeting of stockholders and entitled to vote thereon. Accordingly, for purposes of the Annual Meeting, if a quorum is present, directors will be elected by the affirmative vote of a majority of the votes cast, in person or by proxy. The number of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee. Abstentions and broker non-votes will not be counted for voting purposes with respect to the re-election of directors. Stockholders may not cumulate their votes with respect to the re-election of directors. If any incumbent director is not elected because he or she does not receive a majority of the votes cast, he or she is required to immediately tender his or her resignation for consideration by our board of directors. Our board of directors will evaluate whether to accept or reject such resignation, or whether other action should be taken; provided, however, that the board will act on such resignation and publicly disclose its decision to accept or reject such resignation and the rationale behind such decision within 90 days from the date of the certification of the director election results. Unless you indicate otherwise, the persons named as your proxies will vote your shares FOR all the nominees for director named in Proposal 1.

Each of Proposals 2 and 3 requires the affirmative “FOR” vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Only votes for or against Proposal 2 will be counted as votes cast, and abstentions and broker non-votes will not be counted for voting purposes. Broker non-votes will be counted as votes cast with respect to Proposal 3.

How do I vote?

You can vote either in person at the meeting or by proxy without attending the meeting.

To vote by proxy, you may vote by telephone or through the Internet by following the instructions included on the Notice of Internet Availability of Proxy Materials or proxy card, or, if you request to receive a paper copy of the proxy card, by returning a signed, dated and marked proxy card. If you are a registered holder or hold your shares in street name, votes submitted by Internet or telephone must be received by 1:00 a.m. central time on June 7, 2018.

Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. If you plan to vote in person at the Annual Meeting, and you hold your stock in street name, you must obtain a proxy from your broker and bring that proxy to the meeting.

Can I change my vote?

Yes. You can change or revoke your vote at any time before the polls close at the Annual Meeting. You can do this by:

•	Submitting another valid proxy bearing a later date and returning it to us prior to the meeting;

•	Sending our Corporate Secretary a written document revoking your earlier proxy; or

•	Voting again at the meeting.

However, if your shares are held in street name by a broker or other nominee, you must contact your broker or such other nominee to revoke your proxy.

Who counts the votes?

We have hired Computershare Trust Company, N.A., our transfer agent, to count the votes represented by proxies cast by telephone, Internet, mail or ballot. Employees of Computershare Trust Company, N.A. will act as inspectors of election.

Will my vote be confidential?

Yes. As a matter of Company policy, proxies, ballots and voting tabulations that identify individual stockholders are treated as confidential. Only the tabulation agent and the inspectors of election have access to your vote. Directors and employees of the Company may see your vote only if there is a contested proxy solicitation, as required by law or in certain other special circumstances.

Will my shares be voted if I don’t provide my proxy and don’t attend the Annual Meeting?

If you do not provide a proxy or vote your shares held in your name, your shares will not be voted.

If you hold your shares in street name, your broker may be able to vote your shares for certain “routine” matters even if you do not provide the broker with voting instructions. The ratification of Grant Thornton LLP as our independent auditors for 2018 is considered routine. For matters not considered “routine,” if you do not give your broker instructions on how to vote your shares, the broker may not vote on that proposal. This is a broker non-vote.

The proposals to elect directors and to approve, on an advisory basis, the Company’s executive compensation are not considered routine. As a result, no broker may vote your shares on these proposals without your specific instructions.

How are votes counted?

In the election of directors contemplated by Proposal 1, you may vote “FOR," "AGAINST" or "ABSTAIN" with respect to one or more of the nominees. For Proposals 2 and 3, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

What if I submit my proxy but don’t indicate my vote on the proposals?

If you submit a proxy by telephone or Internet, or if you request a paper copy of our proxy materials and return a signed proxy card by mail, in each case without indicating your vote, your shares will be voted FOR the director nominees listed on the card, FOR approving, on an advisory basis, the Company’s executive compensation as described in this proxy statement and FOR the ratification of Grant Thornton LLP as our independent auditors for 2018.

Could other matters be decided at the Annual Meeting?

We have not received any stockholder proposals and are not aware of any other matters that will be considered at the Annual Meeting. If any other matters arise at the Annual Meeting, the persons named in your proxies will vote in accordance with their best judgment.

Who can attend the meeting?

The Annual Meeting is open to all holders of our common stock.

What do I need to bring to attend the Annual Meeting?

You will need proof of ownership of our common stock to enter the meeting. If your shares are in the name of your broker or bank or other nominee, you will need to bring evidence of your stock ownership, such as your most recent brokerage statement. All stockholders will be required to present valid picture identification. IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND PROOF THAT YOU OWN SHARES OF OUR STOCK, YOU MAY NOT BE ADMITTED INTO THE MEETING.

What are the directions to the Annual Meeting location?

The Annual Meeting will be held at 1200 N Walker Ave, Oklahoma City, Oklahoma 73103. From I-40, take exit 149 - Western Avenue. Turn North on Western Avenue and continue for several miles to NW 10th Street and turn right (East). Continue on NW 10th Street until you reach Dewey Avenue and turn left (North) to NW 11th Street and turn right (East). Continue on NW 11th Street to N. Walker Avenue and the Ambassador Hotel is on the Northeast corner of NW 11th Street and Walker Avenue. Please note that there may be construction along this route and it is subject to detours.

How can I access the Company’s proxy materials and annual report electronically?

This proxy statement and the Company’s 2017 Annual Report to Stockholders are available at www.envisionreports.com/FANG.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a paper copy of the proxy materials?

We are providing access to our proxy materials, including this proxy statement and our 2017 Annual Report to Stockholders, over the Internet in accordance with the rules of the Securities and Exchange Commission, or the SEC.  As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy materials. Your Notice of Internet Availability of Proxy Materials contains instructions on how to access our proxy materials over the Internet, as well as instructions on how to request a paper copy of our proxy materials by mail.

Our proxy materials are also available at www.envisionreports.com/FANG.

How can I request a full set of proxy materials?

You may request, without charge, a full set of our proxy materials, including our 2017 Annual Report to Stockholders, for one year following the annual meeting of stockholders.  If a broker or other nominee holds your shares of record, you may request a full set of our proxy materials by following the instructions contained in the Notice of Internet Availability of Proxy Materials that you received.

Board of Directors Information

What is the makeup of the board of directors and how often are the members elected?

In April 2018, we increased the size of our board of directors from five to seven adding Melanie M. Trent as an additional independent director, advancing diversity on our board of directors, and Michael L. Hollis, our President and Chief Operating Officer, enhancing operational and executive management expertise of our board of directors. Our board of directors currently consists of seven members who are elected annually. All of our directors, except for our Chief Executive Officer and our President and Chief Operating Officer, are independent under the Nasdaq listing standards.

What if a nominee is unable or unwilling to serve?

That is not expected to occur. If it does, shares represented by proxies will be voted for a substitute nominated by the board of directors.

How are directors compensated?

Members of our board of directors who are also officers or employees of the Company do not receive compensation for their services as directors.

Cash Compensation

Prior to July 1, 2017, non-employee directors of the Company received $47,500 in cash plus additional annual payments of $15,000 for the chairperson of the audit committee and $10,000 for each other member of the audit committee and $10,000 for the chairperson of all other committees and $5,000 for each other member of each other committee, with such amounts paid in quarterly installments. Additionally, each director received $1,000 for each board or committee meeting the director attends in person, and $500 for each board or committee meeting the director attends telephonically. After giving consideration to a competitive analysis prepared by Aon Hewitt, our independent compensation consultant, with respect to the director compensation and other factors, effective as of July 1, 2017, our board of directors eliminated the fees payable to non-employee directors for each meeting of the board or its committees attended in person or telephonically and increased the annual cash retainer for the Chairman of the Board from $47,500 to $200,000 and for the other non-employee directors from $47,500 to $65,000. Further, our board of directors adjusted the annual retainers for the chairperson of each of the board’s committees, increasing the annual retainer for the Chairman of the Audit Committee from $15,000 to $20,000 and for the chairperson of all other committees from $10,000 to $15,000, leaving unchanged the annual retainer of $10,000 payable to non-chair members of the Audit Committee and the annual retainer of $5,000 payable to each non-chair member of the board’s other committees. Consistent with our prior practice, cash compensation is payable to our non-employee directors in quarterly installments.

Equity Compensation

Effective July 1, 2017, our board of directors increased the annual equity compensation of our non-employee directors granted to them under our equity incentive plan. The value of such annual equity compensation, granted to non-employee directors in restricted stock units, was increased from $120,000 to $180,000, based on the average closing price per share of our common stock on the Nasdaq Global Select Market for the five trading days immediately preceding the date of grant. The annual grant of restricted stock will be made to non-employee directors at the close of business on the date of each annual meeting of our stockholders, except that the 2017 equity grant of 2,055 restricted stock units to each our of our non-employee director was made on July 12, 2017, based on the average closing price per share of our common stock for the five trading days immediately preceding July 1, 2017. Our board of directors also adjusted the vesting schedule for the annual equity grant from a three-year vesting schedule to a one-year vesting schedule for equity awards granted after July 1, 2017. As a result, the entire annual equity award granted to our non-employee directors will vest on the earlier of the first anniversary of the date of grant and the next annual meeting of our stockholders following the date of grant.

No equity awards have been granted to our non-employee directors during 2018 to date. Further details regarding our director compensation in 2017 are set forth under the heading “Compensation Tables—Director Compensation” below.

Insurance and Indemnification

We provide liability insurance for our directors and executive officers at a current annual premium of approximately $437,584. We are also party to indemnification agreements with our directors and executive officers. In addition, our certificate of incorporation sets forth limitations on our directors’ liability to our stockholders. Further, our bylaws contain indemnification and advancement of expenses provisions for the benefit of our directors and officers.

How often did the board of directors meet in 2017?

Our board of directors met five (5) times, in person or telephonically, in 2017. In addition to these meetings, the board of directors adopted resolutions by unanimous written consent. Each director attended at least 92% of the meetings of the board of directors and the meetings of the committees on which he served.

Election of Directors and Director Biographies

(Proposal 1 on the Proxy Card)

Who are this year’s nominees?

The directors standing for election this year to hold office until the 2019 Annual Meeting of Stockholders and until each such director’s successor is elected are listed below. All of these director nominees, except for our Chief Executive Officer and our President and Chief Operating Officer, are independent under the Nasdaq listing standards, comprising a supermajority of independent directors currently serving on our board of directors.

STEVEN E. WEST, age 57. Mr. West has served as a director of the Company since December 2011 and Chairman of the Board since October 2012. Mr. West served as our Chief Executive Officer from January 2009 to December 2011. From January 2011 until December 2016, Mr. West was a partner at Wexford Capital LP, or Wexford Capital, focusing on Wexford Capital’s private equity energy investments. From August 2006 until December 2010, Mr. West served as senior portfolio advisor at Wexford Capital. From August 2003 until August 2006, Mr. West was the Chief Financial Officer of Sunterra Corporation, a former Wexford Capital portfolio company. From December 1993 until July 2003, Mr. West held senior financial positions at Coast Asset Management and IndyMac Bank. Prior to that, Mr. West worked at First Nationwide Bank, Lehman Brothers and Peat Marwick Mitchell & Co., the predecessor of KPMG LLP. Since February 2014, Mr. West has also served as a director and Executive Chairman of the general partner of Viper Energy Partners LP, our publicly traded subsidiary, which we refer to as Viper. Mr. West holds a Bachelor of Science degree in Accounting from California State University, Chico. We believe Mr. West’s background in finance, accounting and private equity energy investments, as well as his executive management skills developed as part of his career with Wexford Capital, its portfolio companies and other financial institutions qualify him to serve on our board of directors.

TRAVIS D. STICE, age 56. Mr. Stice has served as our Chief Executive Officer since January 2012 and as a director of the Company since November 2012. Mr. Stice has also served as the Chief Executive Officer and a director of the general partner of Viper since February 2014. Prior to his current positions with us and Viper, he served as our President and Chief Operating Officer from April 2011 to January 2012. From November 2010 to April 2011, Mr. Stice served as a Production Manager of Apache Corporation, an oil and gas exploration company. He served as a Vice President of Laredo Petroleum Holdings, Inc., an oil and gas exploration and production company, from September 2008 to September 2010 and as a Development Manager of ConocoPhillips/Burlington Resources Mid Continent Business Unit, an oil and gas exploration company, from April 2006 until August 2008. Prior to that, Mr. Stice held a series of positions of increasing responsibilities at Burlington Resources, most recently as a General Manager, Engineering, Operations and Business Reporting of the Mid Continent Division from January 2001 until Burlington Resources' acquisition by ConocoPhillips in March 2006. He started his career with Mobil Oil in 1985. Mr. Stice has 33 years of industry experience in production operations, reservoir engineering, production engineering and unconventional oil and gas exploration and over 20 years of management experience. Mr. Stice graduated from Texas A&M University with a Bachelor of Science degree in Petroleum Engineering. Mr. Stice is a registered engineer in the State of Texas, and is a 33-year member of the Society of Petroleum Engineers. We believe that Mr. Stice’s leadership within the Company, his management experience and his knowledge of the critical internal and external challenges facing the Company and the oil and natural gas industry as a whole qualify him for service on our board of directors.

MICHAEL L. HOLLIS, age 42. Mr. Hollis has served as our President since his appointment effective January 1, 2017 and as our Chief Operating Officer since July 2015 and as our director since April 2018. He joined us in September 2011 and served as our Vice President—Drilling prior to his current position. Mr. Hollis has also served as a director of the general partner of Viper since June 2014. Prior to joining us, Mr. Hollis served in various roles, most recently as drilling manager at Chesapeake Energy Corporation, an oil and gas exploration company, from June 2006 to September 2011. Mr. Hollis worked for ConocoPhillips Company as a senior drilling engineer from January 2002 to June 2006. Mr. Hollis received his Bachelor of Science degree in Chemical Engineering from Louisiana

State University. We believe that Mr. Hollis' executive management experience and knowledge of the oil and natural gas industry as a whole qualify him for service on our board of directors.

MICHAEL P. CROSS, age 66. Mr. Cross has served as a director of the Company since October 2012. Mr. Cross is owner of Michael P. Cross, Inc., an independent oil and natural gas producer, and serves as its President, a position he has held since January 2007. Mr. Cross also currently serves as a director of Warren Equipment Company, a position he has held since 2002. Mr. Cross also served as a member of the executive committee of the Oklahoma Energy Resources Board from February 2005 until March 2014, where he was a member of the executive committee from 2007 until 2014. Mr. Cross currently serves as a member of the Board of Directors of the Oklahoma Independent Petroleum Association, a position he has held for over 17 years, and was inducted into its Wildcatters Hall of Honor. Mr. Cross served on the Board of Directors for OGE Enogex GP LLC from October 2007 to October 2008. Mr. Cross also served as Chief Executive Officer and President of Windsor Energy Resources, Inc. from December 2005 until December 2006. Mr. Cross served as President of Twister Gas Services, L.L.C., an oil and gas exploration, production and marketing company, from its inception in 1996 until June 2003 and served as President of its predecessor, Twister Transmission Company, from 1990 to 1996. Mr. Cross graduated from Oklahoma State University with a Bachelor of Science degree in Business Administration. We believe that Mr. Cross’s strong oil and gas background and executive management experience qualify him for service on our board of directors.

DAVID L. HOUSTON, age 65. Mr. Houston has served as a director of the Company since October 2012. Since 1991, Mr. Houston has been the principal of Houston Financial, a firm providing wealth management services with a focus on the energy sector. Since 2000, Mr. Houston has managed a mineral trust with approximately 9,200 net acres in Oklahoma, Texas, Kansas and New Mexico, which includes responsibility for leasing and production matters. Mr. Houston served on the board of directors and executive committee of Deaconess Hospital, Oklahoma City, Oklahoma, from January 1993 until December 2008. Mr. Houston has served as a director of Gulfport Energy Corporation, or Gulfport, since July 1998, and has been Chairman of its Board since June 2013. Mr. Houston also serves on Gulfport's nominating and governance, audit and compensation committees. He also served as a director of Bronco Drilling Company from May 2005 until December 2010 and was a member of its audit committee. Mr. Houston received a Bachelor of Science degree in business from Oklahoma State University and a graduate degree in banking from Louisiana State University. We believe that Mr. Houston’s financial background and his executive management experience qualify him for service on our board of directors.

MARK L. PLAUMANN, age 62. Mr. Plaumann has served as a director of the Company since October 2012. He is currently a Managing Member of Greyhawke Capital Advisors LLC, or Greyhawke, which he co-founded in 1998. Prior to founding Greyhawke, Mr. Plaumann was a Senior Vice President of Wexford Capital. Mr. Plaumann was formerly a Managing Director of Alvarez & Marsal, Inc. and the President of American Healthcare Management, Inc. He also was Senior Manager at Ernst & Young LLP. Mr. Plaumann served as a director and audit committee chairman for ICx Technologies, Inc. from 2006 until October 2010 and currently serves as a director and a member of the audit and compensation committees of Republic Airways Holdings, Inc., and a director of one private company. Mr. Plaumann served as a director, an audit committee chairman and a member of the conflicts committee of the general partner of Rhino Resource Partners LP, a coal operating company, from September 2010 until March 2016. Mr. Plaumann holds an M.B.A. and a B.A. in Business from the University of Central Florida. We believe that Mr. Plaumann’s service on the boards of other public companies and his executive management experience, including previous experience as chairman of audit committees, qualifies him for service on our board of directors.

MELANIE M. TRENT, age 53. Ms. Trent has served as a director of the Company since April 2018. Ms. Trent served in various legal, administrative and compliance capacities for Rowan Companies plc, an offshore drilling services company, from 2005 until April 2017, including as an Executive Vice President, General Counsel and Chief Administrative officer from 2014 until April 2017, as Senior Vice President, Chief Administrative Officer and Company Secretary from 2011 until 2014, as Vice President and Corporate Secretary from 2010 until 2011, as Corporate Secretary from 2007 until 2010 and as Compliance Officer and Corporate Secretary from 2005 until 2007. Prior to her tenure at Rowan Companies plc, Ms. Trent served as Acting General Counsel for Jindal United Steel Corporation, an iron and steel products’ manufacturer, from 2004 until 2005, in various legal and investor relations capacities for Reliant Energy Incorporated (and its predecessor Houston Industries), a commercial and residential electric utility business, from 1998 until 2003 and in various legal capacities for Compaq Computer Corporation from 1996 until 1998 prior to its acquisition by Hewlett-Packard in 2013. Prior to these positions, Ms. Trent was an associate at Andrews Kurth LLP practicing corporate and securities law from 1991 until 1996. Ms. Trent currently serves on the boards of two non-profit organizations in Houston: YES Prep Public Schools, an open enrollment public charter school, and New Hope Housing, Inc., a provider of life-stabilizing, affordable, permanent housing. Ms. Trent previously served on the Audit Committee and Compensation Committee of the Memorial Hermann Hospital System and on the Board and Executive Committee of Hermann Park Conservancy. Ms. Trent has been named to the National Diversity Council Top 50 Most Powerful Women in Oil and Gas (2015 and 2017). Ms. Trent holds a Bachelor’s degree from Middlebury College and holds a Juris Doctorate degree from Georgetown University Law Center. We believe that Ms. Trent’s strong legal and executive management experience, diverse background and knowledge of oil and gas and energy industries qualify her for service on our board of directors.

What does the board of directors recommend?

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THESE DIRECTORS

What are the committees of the Board?

Our board of directors has the following committees:

Committee	Members		Principal Functions	Number of Meetings in 2017
Audit	Mark L. Plaumann*	●
Reviews and discusses with management and the independent auditors the integrity of our accounting policies, internal controls, financial statements, accounting and auditing processes and risk management compliance.
Four (4)
Michael P. Cross
David L. Houston
		●	Monitors and oversees our accounting, auditing and financial reporting processes generally, including the qualifications, independence and performance of the independent auditor.
		●	Monitors our compliance with legal and regulatory requirements.
●
Establishes procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

		●	Reviews and approves related party transactions.
		●	Appoints, determines compensation, evaluates and terminates our independent auditors.
		●	Pre-approves audit and permissible non-audit services to be performed by the independent auditors.
		●	Prepares the report required by the SEC for the inclusion in our annual proxy statement.
		●	Reviews and reassesses the adequacy of the audit committee charter on a periodic basis.
●
Inform our independent auditors of the audit committee's understanding of significant relationships and transactions with related parties and review and discuss with our independent auditors the auditors' evaluation of our identification of, accounting for and disclosure of our relationships and transactions with related parties, including any significant matters arising from the audit regarding our relationships and transactions with related parties.

		●	Conducts a periodic performance evaluation of the committee.

Compensation	Michael P. Cross*	●	Oversees and administers our executive compensation policies, plans and practices and evaluates their impact on risk and risk management.	Two (2)
David L. Houston
Mark L. Plaumann
		●	Reviews and makes recommendations to the board of directors with respect to compensation plans and policies for employees generally.
		●	Discharges the board of directors’ responsibilities relating to the compensation of our Chief Executive Officer and other executive officers.
		●	Where appropriate or required, makes recommendations to our stockholders with respect to incentive compensation and equity-based plans.
		●	Reviews, approves and administers our Executive Annual Incentive Compensation Plan, including the establishment of performance criteria and targets and awards under such plan.

Committee	Members		Principal Functions	Number of Meetings in 2017
		●	Reviews, approves and administers our equity-based compensation plans, including the grants of stock options, restricted stock units and other equity awards under such plans.
		●	Makes recommendations to the board with respect to director compensation.
		●	Determines any stock ownership guidelines for our chief executive officer and other executive officers and directors.
		●	Conducts a periodic performance evaluation of the committee.
		●	Reviews disclosure related to executive compensation in our proxy statement.
		●	Reviews and reassesses the adequacy of the compensation committee charter.
		●	Advise the board of directors regarding the stockholder advisory vote on executive compensation and golden parachutes, including the frequency of such votes.
		●	Reviews and considers the stockholder advisory vote on executive compensation when determining policies and making decisions on executive compensation.
●
Has the sole authority to appoint, compensate and oversee work of any compensation consultant and other advisors with respect to executive compensation and assistance with other charter responsibilities and determines any conflict of interest with such compensation consultant.

Nominating and Corporate Governance	David L. Houston*	●	Assists the board of directors in developing criteria for, identifying and evaluating individuals qualified to serve as members of our board of directors.	One (1)
Michael P. Cross
Mark L. Plaumann
		●	Identifies and recommends director candidates to the board of directors to be submitted for election at the Annual Meeting and to fill any vacancies on the board of directors.
		●	Evaluates candidates for board of directors membership, including those recommended by stockholders of the Company.
		●	Periodically reviews and makes recommendations regarding the composition and size of the board of directors and each of its committees.
		●	Conducts a periodic performance evaluation of the committee.
		●	Reviews and reassesses the adequacy of the nominating and corporate governance committee charter and recommends any proposed changes to the board of directors for approval.
*Committee Chairperson.

Do the committees have written charters?

Yes. The charters for our audit committee, compensation committee and nominating and corporate governance committee can be found on our website at www.diamondbackenergy.com under the “Investors—Corporate Governance” caption. You may also obtain copies of these charters, as well as our Code of Business Conduct and Ethics, which is described below, at no charge to you, by writing to Corporate Secretary, Diamondback Energy, Inc. 9400 N. Broadway Extension, Suite 700, Oklahoma City, OK 73114.

Corporate Governance Matters and Communications with the Board

Corporate Governance Highlights

We believe that effective corporate governance should include regular constructive discussions with our stockholders. We have a proactive stockholder engagement process that encourages feedback from our stockholders. This feedback helps shape our governance practices, which include:

✓ Increased size of the board of directors from five to seven
✓ Supermajority of independent director nominees
✓ Independent chair of the board of directors
✓ Majority voting to elect directors
✓ Advancement of board diversity, with an addition of a female director to our board and emphasis on diversity in the nominating and corporate governance committee's charter
✓ Declassified board of directors
✓ Active stockholder outreach with respect to corporate governance and executive compensation
✓ Active board oversight of risk and risk management
✓ Independent director meetings in executive sessions
✓ Commitment to social responsibility with respect to our people, community and environment
✓ Periodic board and committee self-assessments
✓ Independent director meetings in executive sessions
✓ 92% attendance at 2017 board and committee meetings
✓ All financially literate audit committee members and all members of the audit committee qualify as financial experts

Who are our independent directors?

Our board of directors has determined that each of David L. Houston, Michael P. Cross, Mark L. Plaumann, Melanie M. Trent and Steve West meets the standards regarding independence set forth in the Nasdaq listing standards and is free of any relationship which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out their responsibilities as directors of the Company.

Our board of directors has determined that each member of the audit committee is independent for purposes of serving on such committee under the Nasdaq listing standards and applicable federal law. In addition, our board of directors has determined that each current member of the audit committee is financially literate under the Nasdaq listing standards and that each of Mr. Plaumann, Mr. Cross and Mr. Houston qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K.

Our board of directors has also determined that each member of the compensation committee and the nominating and corporate governance committee meets the independence requirements applicable to those committees under the Nasdaq rules. In addition, our board of directors determined that each member of our compensation committee is an “outside director” in accordance with Section 162(m) of the Internal Revenue Code and a “non-employee director” in accordance with Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Do our non-management directors meet separately without management?

Our non-management directors have the opportunity to meet in an executive session following each regularly scheduled meeting of the board of directors and its committees. Our non-management directors met in an executive session on four (4) occasions in 2017.

How can I communicate with the board of directors?

Individuals may communicate with our board of directors or individual directors by writing to Corporate Secretary, Diamondback Energy, Inc., 9400 N. Broadway Extension, Suite 700, Oklahoma City, Oklahoma 73114. Our Corporate Secretary will review all such correspondence and forward to our board of directors a summary of all such correspondence and copies of all correspondence that, in the opinion of our Corporate Secretary, relates to the functions of our board of directors or the compensation committee thereof or that he otherwise determines requires their attention. Directors may review a log of all such correspondence received by us and request copies. Concerns relating to accounting, internal control over financial reporting or auditing matters will be immediately brought to the attention of the chairman of the audit committee and handled in accordance with the audit committee procedures established with respect to such matters.

Do directors attend the Annual Meeting?

Recognizing that director attendance at our Annual Meeting can provide our stockholders with an opportunity to communicate with directors about issues affecting the Company, we actively encourage our directors to attend the Annual Meeting of Stockholders. All of our directors attended our 2017 Annual Meeting of Stockholders.

Code of Business Conduct and Ethics and Environmental Policy

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics designed to help directors and employees resolve ethical issues. Our Code of Business Conduct and Ethics applies to all directors and employees, including the Chief Executive Officer, the Chief Financial Officer, principal accounting officer and controller and persons performing similar functions. Our Code of Business Conduct and Ethics covers various topics including, but not limited to, conflicts of interest, fair dealing, discrimination and harassment, confidentiality, compliance procedures and employee complaint procedures. Our Code of Business Conduct and Ethics is posted on our website under the “Investors—Corporate Governance” caption.

Environmental Policy

We are committed to exploration, exploitation, acquisition and production of oil, natural gas and natural gas liquids in an environmentally responsible manner and in compliance with applicable federal, state and local environmental laws, including laws regulating emissions of greenhouse gases, such as methane. We take actions beyond those required by law to reduce methane emissions, recycle an increasing percentage of water, and make significant investment in infrastructure to reduce environmental impact.

Nominating Process For Directors, Director Qualifications and Review of Director Nominees

The nominating and corporate governance committee is comprised of three non-employee directors, all of whom are independent under Nasdaq listing standards. As provided by the nominating and corporate governance committee’s charter, our nominating and corporate governance committee identifies, evaluates and recommends to our board of directors candidates with the goal of creating a balance of knowledge, experience and diversity. Generally, the committee identifies candidates through the personal, business and organizational contacts of the directors and management and through the use of third-party search firms.

It is our policy that potential directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the interests of our stockholders. In addition to reviewing a candidate’s background and accomplishments, candidates for director nominees are reviewed in the context of the current composition of our board of directors and the evolving needs of our stockholders’ business. It is the policy of our board of directors that at all times at least a majority of its members meets the standards of independence promulgated by Nasdaq and the SEC and that all members reflect a range of talents, skills and expertise, particularly in the areas of accounting and finance, management, leadership and oil and gas related industries sufficient to provide sound and prudent guidance with respect to our operations and the interests of our stockholders. In addition to the foregoing factors, it is our policy that our nominating committee shall consider diversity in its evaluation of candidates for board membership. Our board believes that diversity with respect to viewpoint, including such that is held by candidates of different gender, race, ethnicity, background, age, thought and tenure on our board (in connection with the consideration of the renomination of an existing director), should be an important factor in board composition. To reflect this policy and to ensure a competitive recruitment process, our nominating committee, in accordance with its charter, seeks to include diverse candidates in all director searches, taking into account diversity of gender, race, ethnicity, background, age, thought and tenure on our board (in connection with the consideration of the renomination of an existing director), including by affirmatively instructing any search firm retained to assist the nominating committee in identifying director candidates to seek to include diverse candidates from traditional and nontraditional candidate groups. In accordance with its charter, our nominating committee also ensures, in accordance with its charter, that diversity considerations are discussed in connection with each potential nominee, as well as on a periodic basis in connection with its periodic review of the composition of the board and the size of the board as a whole.

We also require that the members of our board of directors be able to dedicate the time and resources sufficient to ensure the diligent performance of their duties on our behalf, including attending all meetings of the board of directors and applicable committee meetings. In accordance with its charter, our nominating and corporate governance committee periodically reviews the criteria for the selection of directors to serve on our board and recommends any proposed changes to our board of directors for approval.

Our board of directors will consider stockholder nominations for director candidates upon written submission of such recommendation to our Corporate Secretary along with, among other things, the nominee’s qualifications and certain biographical information regarding the nominee, such nominee’s written consent to serving as a director if elected and being named in the proxy or information statement and certain information regarding the status of the stockholder submitting the recommendation, all in the manner required by our amended and restated bylaws and the applicable rules and regulations promulgated under the Exchange Act. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by our board of directors at a regularly scheduled or special meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to our board of directors. See “Submission of Future Stockholder Proposals” below for additional detail regarding submitting director nominees.

Our board of directors may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, our board of directors will seek to achieve a balance of knowledge, experience and diversity on the board. Our board of directors uses the same criteria for evaluating candidates nominated by stockholders as it does for those proposed by current board members, professional search firms and other persons. After completing its evaluation, our board of directors approves the final slate of director nominees.

Our nominating and corporate governance committee approved the director nominees submitted for election at this Annual Meeting. Each nominee is a current board member and brings a strong and unique background and set of skills to our board of directors, giving our board of directors as a whole competence and experience in a variety of areas, including corporate governance and board service, executive management, oil and natural gas industry, accounting and finance and risk assessment and management. Specifically, in nominating the current board members for re-election at this Annual Meeting, our nominating and corporate governance committee considered such directors’ past service on our board and the information discussed in each of the directors’ individual biographies set forth beginning on page 5 above.

Director Leadership Structure

The positions of Chairman of the Board and Chief Executive Officer are held by two different individuals. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business and operations, while allowing our Chairman of the Board to lead the board in its fundamental role of providing advice to and oversight of management. The Chairman of the Board provides leadership to our board of directors and works with the board of directors to define its structure and activities in the fulfillment of its responsibilities. The Chairman of the Board sets the board agendas, with the input from other members of the board and our management, facilitates communications among and information flow to directors, has the power to call special meetings of our board of directors and stockholders and presides at meetings of our board of directors and stockholders. The Chairman of the Board also advises and counsels our Chief Executive Officer and other officers.

We believe that our directors bring a broad range of leadership experience to the boardroom and regularly contribute to the thoughtful discussion involved in effectively overseeing the business and affairs of the Company. We believe that the atmosphere of our board is collegial, that all board members are well engaged in their responsibilities, and that all board members express their views and consider the opinions expressed by other directors. Five of the seven directors on our board are independent under the Nasdaq listing standards and SEC rules, and Mr. Houston has been appointed as the lead director among our independent directors. In such capacity, Mr. Houston’s duties include presiding at all meetings of the board at which the Chairman of the Board is not present, including executive sessions of the independent directors, and serving as a liaison between the Chairman of the Board and the independent directors. We believe that all of our independent directors have demonstrated leadership in business enterprises and are familiar with board processes. Our independent directors are involved in the leadership structure of our board by serving on our audit, nominating and compensation committees, each having a separate independent chairperson. Specifically, the chair of our audit committee oversees the accounting and financial reporting processes, as well as compliance with legal and regulatory requirements. The chair of our compensation committee oversees the annual performance evaluation of our Chief Executive Officer and our compensation policies and practices and their impact on risk and risk management. The chair of our nominating and corporate governance committee monitors matters such as the composition of the board and its committees, board performance and best practices in corporate governance. As such, each committee chair provides independent leadership for purposes of many important functions delegated by our board of directors to such committee.

Board of Director’s Role in Risk Oversight

As an exploration and production company, we face a number of risks, including risks associated with supply of and demand for oil and natural gas, volatility of oil and natural gas prices, exploring for, developing, producing and delivering oil and natural gas, declining production, environmental and other government regulations and taxes, weather conditions, including hurricanes, that can affect oil and natural gas operations over a wide area, adequacy of our insurance coverage, political instability or armed conflict in oil and natural gas producing regions and overall economic environment. Management is responsible for the day-to-day management of risks we face as a company, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

Our board of directors believes that full and open communication between management and the board of directors is essential for effective risk management and oversight. Our Chairman of the Board meets regularly with our Chief Executive Officer and our Chief

Financial Officer to discuss strategy and risks facing the Company. Our executive officers regularly attend the board meetings and are available to address any questions or concerns raised by the board on risk management-related and any other matters. Other members of our management team periodically attend the board meetings or are otherwise available to confer with the board to the extent their expertise is required to address risk management matters. Periodically, our board of directors receives presentations from senior management on strategic matters involving our operations. During such meetings, our board of directors also discusses strategies, key challenges, and risks and opportunities for the Company with senior management.

While our board of directors is ultimately responsible for risk oversight at the Company, the board's three committees assist the board in fulfilling its oversight responsibilities in certain areas of risk. The audit committee assists the board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and discusses policies with respect to risk assessment and risk management. The compensation committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The nominating and corporate governance committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure and executive officers, and corporate governance.

Audit Committee Report

The audit committee is responsible for providing independent, objective oversight for the integrity of the Company’s financial reporting process and internal control system. Other primary responsibilities of the audit committee include the review, oversight and appraisal of the qualifications, independence and audit performance of the Company’s independent registered public accounting firm and providing an open venue for communication among the independent registered public accounting firm, financial and senior management, our internal auditors and the board of directors of the Company. A more detailed description of the responsibilities of the audit committee is set forth in its written charter, which is posted on our website at www.diamondbackenergy.com. The following report summarizes certain of the audit committee’s activities with respect to its responsibilities during 2017.

Review with Management and Independent Registered Public Accounting Firm. The audit committee has reviewed and discussed with management and Grant Thornton LLP, an independent registered public accounting firm, the audited consolidated financial statements of the Company for the year ended December 31, 2017.

Controls and Procedures. The audit committee discussed with management and Grant Thornton LLP the quality and adequacy of the Company’s disclosure controls and procedures. The audit committee also reviewed and discussed with management and Grant Thornton LLP the Company’s system of internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Discussions with Independent Auditing Firm. The audit committee has discussed with Grant Thornton LLP, independent auditors for the Company, the matters required to be discussed by Rules on Auditing Standards No. 16, Communication with Audit Committees, as amended. The audit committee has received the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with that firm its independence from the Company.

Recommendation to the board of directors. Based on its review and discussions noted above, the audit committee recommended to the board of directors that the audited financial statements and management’s report on internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

THE AUDIT COMMITTEE

Mark L. Plaumann, Chairman
Michael P. Cross
David L. Houston

Executive Officers

The following table sets forth the name, age and positions of each of our executive officers as of the record date:

Name	Age	Position
Travis D. Stice	56	Chief Executive Officer and Director
Michael L. Hollis	42	President and Chief Operating Officer; Director
Teresa L. Dick	48	Chief Financial Officer, Executive Vice President and Assistant Secretary
Russell D. Pantermuehl	58	Executive Vice President—Reservoir Engineering
Paul S. Molnar	62	Executive Vice President—Exploration and Business Development
Randall J. Holder	64	Executive Vice President, General Counsel and Secretary
Thomas F. Hawkins	64	Senior Vice President—Land
Kaes Van't Hof	31	Senior Vice President—Strategy and Corporate Development
Jennifer Soliman	47	Senior Vice President and Chief Human Resources Officer

Biographical information for each of Messrs. Stice and Hollis is set forth in this proxy statement under the heading “Election of Directors and Director Biographies.”

TERESA L. DICK. Ms. Dick has served as our Executive Vice President and Chief Financial Officer since February 2017 and as our Assistant Secretary since October 2012. Ms. Dick served as our Chief Financial Officer and Senior Vice President and Assistant Secretary from November 2009 to February 2007 and as our Corporate Controller from November 2007 until November 2009. Ms. Dick has also served as Chief Financial Officer and Executive Vice President of the general partner of Viper since February 2017 and served as its Chief Financial Officer and Senior Vice President from February 2014 to February 2017. From June 2006 to November 2007, Ms. Dick held a key management position as the Controller/Tax Director at Hiland Partners, a publicly-traded midstream energy master limited partnership. Ms. Dick has over 20 years of accounting experience, including over eight years of public company experience in both audit and tax areas. Ms. Dick received her Bachelor of Business Administration degree in Accounting from the University of Northern Colorado. Ms. Dick is a certified public accountant and a member of the American Institute of CPAs and the Council of Petroleum Accountants Societies.

RUSSELL D. PANTERMUEHL. Mr. Pantermuehl has served as our Executive Vice President—Reservoir Engineering since February 2017, and served as our Vice President—Reservoir Engineering from August 2011 to February 2017. Mr. Pantermuehl has also served as Executive Vice President—Reservoir Engineering of the general partner of Viper since February 2017 and served as its Vice President—Reservoir Engineering from February 2014 to February 2017. Prior to his positions with us and Viper, Mr. Pantermuehl served as a reservoir engineering supervisor for Concho Resources Inc., an oil and gas exploration company, from March 2010 to August 2011 where he was responsible for reserve reporting and estimates of the Midland Basin Wolfberry assets. Mr. Pantermuehl worked for ConocoPhillips Company as a reservoir engineering advisor from January 2005 to March 2010 where he provided advice with respect to ConocoPhillips’ Bakken assets, reserve reporting and capital allocation. Mr. Pantermuehl received a Bachelor of Science degree in Petroleum Engineering from Texas A&M University.

PAUL S. MOLNAR. Mr. Molnar joined us in August 2011 as Vice President—Geoscience and was promoted to Executive Vice President—Exploration and Business Development effective January 1, 2017. Mr. Molnar has also served as Executive Vice President—Exploration and Geoscience of the general partner of Viper since January 2017 and served as its Vice President—Geoscience from February 2014 to January 2017. Prior to his positions with us and Viper, Mr. Molnar served as a Senior District Geologist for Samson Investment Company, an oil and gas exploration company, from March 2011 to August 2011. Mr. Molnar worked as an asset supervisor and geosciences supervisor for ConocoPhillips Company from April 2006 to February 2011. Mr. Molnar also worked as a geologic advisor for Burlington Resources, an oil and gas exploration company, from December 1996 to March 2006. Mr. Molnar has over 31 years of industry experience. Mr. Molnar received a Bachelor of Science degree in Geoscience from the State University of New York, College at Buffalo and a Master of Science degree in Geology from the State University of New York, University at Buffalo.

RANDALL J. HOLDER. Mr. Holder has served as our Executive Vice President, General Counsel and Secretary since February 2017, and served as our Vice President, General Counsel and Secretary from October 2012 to February 2017, and as our General Counsel and Vice President from November 2011 to October 2012. Mr. Holder has also served as the Executive Vice President, General Counsel and Secretary of the general partner of Viper since February 2017, and served as its Vice President, General Counsel and Secretary from February 2014 to February 2017. Prior to his positions with us and Viper, Mr. Holder served as General Counsel and Vice President for Great White Energy Services LLC, an oilfield services company, from November 2008 to November 2011. Mr. Holder served as Executive Vice President and General Counsel for R.L. Hudson and Company, a supplier of molded rubber and plastic components, from February 2007 to October 2008. Mr. Holder was in private practice of law and a member of Holder Betz LLC from February 2005 to February

2007. Mr. Holder served as Vice President and Assistant General Counsel for Dollar Thrifty Automotive Group, Inc., a vehicle rental company, from January 2003 to February 2005 and, before that, as Vice President and General Counsel for Thrifty Rent-A-Car System, Inc., a vehicle rental company, from September 1996 to January 2003. He also served as Vice President and General Counsel for Pentastar Transportation Group, Inc. from November 1992 to September 1996, which was wholly-owned by Chrysler Corporation. Mr. Holder started his legal career with Tenneco Oil Company where he served as a Division Attorney providing legal services to the Company’s mid-continent division for ten years. Mr. Holder received a Juris Doctorate degree from Oklahoma City University.

THOMAS F. HAWKINS. Mr. Hawkins has served as our Senior Vice President—Land since March 2017. Prior to his current position with us, Mr. Hawkins was an independent Consultant for Land Activities from July 2016 to February 2017. Mr. Hawkins has over 38 years of experience in the oil and gas industry. Mr. Hawkins spent seven years with Oasis Petroleum, an active oil and gas company in the Williston Basin, as their Senior Vice President of Land (or in similar capacities) from March 2009 until June 2016, retiring from that position. Prior to his tenure at Oasis Petroleum, Mr. Hawkins spent 31 years at ConocoPhillips and Burlington Resources (which ConocoPhillips acquired in 2006) in various operations and managerial positions in Land, Marketing, Planning and the Corporate Acquisitions and Divestitures group, retiring in February 2009. While at ConocoPhillips (Burlington Resources), Mr. Hawkins has worked in several major regions in the continental United States, including the San Juan Basin, the Williston Basin and the Austin Chalk/Wilcox Trends in South Texas. Mr. Hawkins holds a Bachelor of Business Administration degree in Finance from the University of Texas at El Paso.

KAES VAN’T HOF. Mr. Van't Hof has served as our Senior Vice President—Strategy and Corporate Development since February 2017 after joining us in July 2016 as Vice President. Mr. Van’t Hof has also served as the President of the general partner of Viper since March 2017. Prior to his positions with us and Viper, Mr. Van't Hof served as Chief Executive Officer for Bison Drilling and Field Services from September 2012 to June 2016. From August 2011 to August 2012, Mr. Van't Hof was an analyst for Wexford Capital, LP responsible for developing operating models and business plans, including for our initial public offering, and before that worked for the Investment Banking-Financial Institutions Group of Citigroup Global Markets, Inc. from February 2010 to July 2011. Mr. Van't Hof was a professional tennis player from May 2008 to January 2010. Mr. Van't Hof received a Bachelor of Science degree in Accounting and Business Administration from the University of Southern California.

JENNIFER SOLIMAN. Ms. Soliman has served as our Senior Vice President and Chief Human Resources Officer since January 2018. Prior to joining us, Ms. Soliman served as Senior Vice President and Chief Human Resources Officer at Sunnova Energy Corporation from December 2015 to January 2018, and prior to that, served in various human resources leadership roles at Freedom Oil & Gas Ltd. (formerly, Maverick Drilling & Exploration Ltd.), Woodside USA and BP America, each an oil and gas company, and Koch Industries, Inc., a diversified industrial, including chemicals and refining. Ms. Soliman serves on the board of Jones Partners at the Rice Business School and previously served as a member of the United States Air Force Reserves. Ms. Soliman holds a Bachelor of Arts degree in Organizational Behavior from Rollins College and a Master of Business Administration degree from Rice University.

Compensation Discussion and Analysis

Overview

The compensation discussion and analysis set forth below provides an overview of our compensation program, including the objectives and rationale of each element of compensation, for each of our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers, which we refer to in this proxy statement as our named executive officers. This compensation discussion and analysis describes the actions and decisions of the compensation committee of our board of directors, and of our board of directors, to the extent applicable, as they relate to our executive compensation decisions. The compensation committee, which is composed entirely of independent directors, is primarily responsible for establishing, implementing and monitoring our compensation programs, including those applicable to our named executive officers. In particular, the compensation committee’s current role is to oversee, on behalf of our board of directors, our compensation and benefit plans and policies, review and approve incentive compensation and equity based plans (including establishing, reviewing and approving performance-based cash incentive bonuses and equity grants to our executive officers and directors, as may be applicable) and establish, review and approve annually all compensation decisions relating to our named executive officers, including those with respect to employment agreements, performance targets, severance arrangements, change in control provisions and any special supplemental benefits applicable to our Chief Executive Officer and other executive officers. The compensation committee meets at least annually to review executive compensation programs, approve compensation levels, consider performance targets, review management performance and administer our equity-based and cash incentive compensation plans. The compensation committee may delegate any or all of its responsibilities to a subcommittee, although no such delegation was made in 2017 or to date in 2018. The compensation committee operates in accordance with its charter, as revised and approved, effective March 2016, which sets forth the committee’s powers and responsibilities described in more detail under the heading “Election of Directors and Director Biographies—What are the committees of the Board?”

Certain of our executive officers and directors are also executive officers and/or directors of the general partner of Viper, our publicly traded subsidiary, and allocate their time between managing our business and managing the business of Viper. We own the general partner of Viper and approximately 64% of the limited partner interest in Viper. Viper’s general partner has the sole responsibility for conducting its business and for managing its operations, and its board of directors and executive officers make decisions on Viper’s behalf.

Except with respect to any awards that may be granted under the Viper Energy Partners LP Long-Term Incentive Plan, which we refer to as the Viper LTIP, the executive officers of Viper’s general partner do not receive separate amounts of compensation in relation to the services they provide to Viper. In accordance with the terms of Viper’s amended and restated limited partnership agreement, Viper reimburses Diamondback for compensation related expenses attributable to the portion of the executive’s time allocated to providing services to Viper. The responsibility and authority for compensation-related decisions for these executive officers resides with our compensation committee. However, all determinations with respect to awards that are made to Viper’s executive officers, key employees and non-employee directors under the Viper LTIP are made by the board of directors of Viper’s general partner. For a description of the Viper LTIP and awards granted to our named executive officers thereunder, please see “Viper’s Long-Term Incentive Plan,” and “Compensation Tables—Outstanding Equity Awards under the Viper LTIP at Fiscal 2017 Year-End” below.

Executive Compensation Highlights

What we do:		What we don't do:
✓
We provide pay for performance - The majority of our executive officers’ compensation is “at risk” and is paid only if the Company achieves certain performance objectives, which are designed to increase the value of our stock.
		✗	We do not permit hedging of Company securities, including our publicly traded options, puts, calls and short sales, by executive officers or directors.
✓	We measure our long-term equity awards by total shareholder return, or TSR, as compared to the TSR of peer group companies.	✗	We prohibit our directors and executive officers from holding our common stock in a margin account.
✓
Beginning with 2018, all of our new performance-based equity awards vest over a three-year performance period, subject to achieving a specified total stockholder return measured against our peer group and satisfaction of continuous services requirements.
		✗	We do not provide for tax gross-ups for executive officers.
✓	Beginning with 2018, all of our new equity awards contain double-trigger change of control provisions.	✗	We do not allow repricing of underwater stock options or stock appreciation rights.
✓	We provide short-term incentive compensation based on pre-established performance metrics (with payout caps) and provide robust disclosure of our performance metrics and targets.	✗	We do not allow our executive officers to compete with us for a specified period of time after the end of employment (except in the event of a “no cause” termination following a change in control).
✓	We require substantial stock ownership for our executive officers and their applicable stock ownership levels are required to be maintained for as long as they are employed by us.	✗	We do not set performance metrics that would encourage excessive risk taking by our executive officers.
✓	We maintain a competitive compensation package designed to attract, motivate and reward experienced and talented executive officers.	✗	We do not award discretionary bonuses to our executive officers.
✓	We hold annual advisory “say-on-pay” vote.	✗	We do not allow our executive officers or directors to pledge Company securities as collateral for a loan.
✓	We engage in active stockholder outreach with respect to executive compensation and corporate governance.	✗	We do not provide significant perquisites to our executive officers.
✓	Each member of our compensation committee meets the independence requirements under SEC rules and Nasdaq listing standards.	✗	We do not provide pension or supplemental retirement benefits to our executive officers (other than under our broad-based 401(k) plan).
✓	We use an independent compensation consultant.
✓
Our 2016 Amended and Restated Equity Incentive Plan contains a “clawback” policy that allows us to recover incentive compensation based on misconduct or, in certain instances, if our financial results are restated.

✓	We utilize a balanced approach to compensation, which combines performance and time-based, short-term and long-term, and cash and equity compensation components.

Executive Compensation Policy and Objectives

Our general compensation policy is guided by several key principles:

•	designing competitive total compensation programs to enhance our ability to attract and retain knowledgeable and experienced senior management level employees;

•	motivating employees to deliver outstanding financial performance and meet or exceed general and specific business, operational and individual objectives;

•	setting compensation and incentive levels relevant to the market in which the employee provides service;

•
providing a meaningful performance-based compensation incentive, based on the performance of the individual and the financial performance of the Company to assure an alignment of interests between our senior management-level employees and our stockholders; and

•
providing a meaningful portion of the total compensation to our named executive officers in equity, thus assuring an alignment of interests between our senior management level employees and our stockholders.

Our compensation committee determines, subject to the terms of the employment agreements with our named executive officers, the mix of compensation, both among short-term and long-term compensation and cash and equity compensation, to establish structures that it believes are appropriate for each of our named executive officers. In making compensation decisions with respect to each element of compensation, the compensation committee considers numerous factors, including:

•	aligning the compensation of our executives with the performance of the Company on both a short-term and long-term basis;

•	achievement of individual and company performance goals and other expectations relating to the position;

•	comparison to other executives within the Company having similar levels of expertise and experience and the uniqueness of the individual’s industry skills;

•	the individual’s particular background and circumstances, including training and prior relevant work experience;

•	the individual’s role with us and the compensation paid to similar persons at comparable companies; and

•	the demand for individuals with the individual’s specific expertise and experience.

The compensation committee seeks to provide a total compensation package to our named executive officers designed to drive performance and reward contributions in support of our business strategies and to attract, motivate and retain high quality talent with the skills and competencies required by us. The compensation committee also seeks to balance these goals by designing our compensation policies and programs to encourage and reward prudent business judgment over the long term by structuring long-term awards as both time-vesting and performance-based and setting meaningful performance criteria and targets, while also offering a competitive base salary component of executive compensation. The compensation committee believes that this combination should avoid encouraging management-level employees to engage in excessive risk-taking, while at the same time promoting performance and retention. In structuring our compensation policies and programs, the compensation committee also takes into consideration the compensation practices of our peer companies and may also review compensation data from the oil and natural gas industry in general. The compensation committee also may review any relevant compensation surveys and consult with compensation consultants with respect to determining any changes in the compensation for our named executive officers, subject to their respective employment agreements. The compensation committee also takes into consideration recommendations from our Chief Executive Officer with respect to our other named executive officers’ compensation.

Highlights of Company Performance in 2017

Operational and Financial Performance

During 2017, we achieved the following financial and operational metrics, in each case, as compared to 2016:

•	our production volumes increased 84%;

•	our total proved reserves increased 63%;

•	our proved developed reserves increased 75%;

•	net income increased 392%;

•	Consolidated Adjusted EBITDA increased 152%, and Adjusted EBITDA attributable to Diamondback increased 139%;

•	continuous improvement in our expense structure, with lease operating expense, or LOE, averaging $4.38 per barrel of oil equivalent, or BOE, in 2017, down 16% from $5.23 per BOE in 2016;

•	peer leading cash margins, with cash operating costs per BOE down by 11%;

•
borrowings of $397.0 million outstanding under the revolving credit facility at year-end, of which we repaid $308.5 million with the net proceeds from our issuance of our new senior notes due 2025 on January 29, 2018 and, immediately following such repayment, had $911.4 million of available borrowing capacity under our revolving credit facility; and

•	closed $3.2 billion of accretive acquisitions with debt and equity transactions and cash on hand.

In 2018, we have also initiated an annual cash dividend of $0.50 per common share to be payable quarterly beginning with the first quarter of 2018, designed to return capital to our stockholders and reward them for their support of our growth in the last five years since becoming a public company, as well as evidence of our continued commitment to capital discipline.

2017 Acquisitions

On February 28, 2017, we completed an acquisition of oil and natural gas properties, midstream assets and other related assets in the Delaware Basin for an aggregate purchase price of $2.55 billion, consisting of $1.74 billion in cash and 7.69 million shares of our common stock. This transaction included the acquisition of (i) approximately 100,306 gross (80,339 net) acres primarily in Pecos and Reeves counties for approximately $2.5 billion and (ii) midstream assets for approximately $47.6 million. We used the net proceeds from our December 2016 equity offering, net proceeds from our December 2016 debt offering, cash on hand and other financing sources to fund the cash portion of the purchase price for this acquisition.

Shareholder Value Creation and Total Shareholder Return

Since our initial public offering in October of 2012, our executive management has been focused not only on achieving peer-leading operational performance in the Permian Basin, but also on creating superior stockholder value.

Further, our cumulative total stockholder return was not only consistently and substantially above our 2016 and 2017 proxy peer groups, but also consistently and substantially above the applicable industry index and S&P 500 index in each year following our initial public offering. The following performance graph compares our cumulative total stockholder return from the first trading date following our IPO through December 31, 2017, with the average performance of our four proxy peer groups identified below under “Compensation Decisions for 2017 and Changes in Compensation for 2018,” the Standard & Poor’s 500 Stock Index, a broad market index, or the S&P 500 Index, and the SPDR S&P Oil & Gas Exploration and Production ETF, or XOP Index. The graph assumes an investment of $100 on such date, and that all dividends were reinvested and are weighted on a market capitalization basis.

Date	S&P 500	XOP	Diamondback Energy Inc.	2016 Proxy Peer Group	2017 Proxy Peer Group
10/12/2012	$100.00	$100.00	$100.00	$100.00	$100.00
12/31/2012	$99.83	$97.32	$109.26	$90.16	$93.60
3/28/2013	$109.84	$108.85	$153.37	$102.90	$103.83
6/28/2013	$112.44	$104.70	$190.40	$104.93	$103.12
9/30/2013	$117.71	$118.50	$243.66	$133.21	$126.08
12/31/2013	$129.38	$123.32	$302.06	$142.02	$128.26
3/31/2014	$131.06	$129.26	$384.63	$157.43	$134.56
6/30/2014	$137.21	$148.07	$507.43	$179.91	$155.76
9/30/2014	$138.06	$123.86	$427.31	$148.96	$135.86
12/31/2014	$144.12	$86.13	$341.60	$109.59	$94.60
3/31/2015	$144.75	$92.96	$439.09	$121.05	$100.16
6/30/2015	$144.42	$83.97	$430.74	$124.22	$97.97
9/30/2015	$134.40	$59.10	$369.14	$96.95	$72.92
12/31/2015	$143.07	$54.38	$382.29	$90.93	$68.28
3/31/2016	$144.18	$54.62	$441.03	$95.48	$73.95
6/30/2016	$146.92	$62.64	$521.20	$116.40	$91.98
9/30/2016	$151.78	$69.21	$551.66	$142.27	$105.59
12/31/2016	$156.72	$74.54	$577.49	$145.80	$108.26
3/31/2017	$165.39	$67.37	$592.66	$133.27	$99.34
6/30/2017	$169.64	$57.44	$507.49	$101.92	$80.13
9/29/2017	$176.35	$61.35	$559.77	$112.24	$86.42
12/29/2017	$187.15	$66.91	$721.43	$121.73	$98.02

Compensation Decisions for 2017 and Changes in Compensation for 2018

During 2017, our named executive officers’ compensation was set in their employment agreements, subject to any salary adjustments by the compensation committee.

During 2017, the principal elements of compensation for our named executive officers contemplated by their respective employment agreements were:

•	base salary;

•	performance-based annual incentive bonus award under our Annual Incentive Plan (defined below);

•
performance-based equity awards granted to our named executive officers in February 2017, subject to attainment of certain performance goals established by our compensation committee, based on our total stockholder return relative to our proxy peer group during the applicable performance periods and continuous service requirements;

•
time vesting equity awards granted to our named executive officers in February 2017, vesting in three approximately equal annual installments, with the first installment vesting on the date of grant and the remaining installments vesting in February of each subsequent year; and

•	health insurance, life and disability insurance and 401(k) plan benefits available to all of our other employees.

Stockholder Outreach and 2017 “Say On Pay” Advisory Vote

The compensation committee carefully reviews our executive pay programs and focuses on emphasizing pay for performance in making annual compensation decisions. The compensation committee values the insight we glean from our stockholder outreach and from our annual say-on pay advisory vote on executive compensation. In 2017, approximately 72% of votes cast by our stockholders were in favor of our say-on-pay proposal. Although this vote demonstrates substantial support of our executive compensation programs, our management undertakes stockholder engagement efforts to solicit stockholder input on our executive compensation structure and ensure on-going stockholder support of our executive compensation programs.

Following our 2017 Annual Meeting of Stockholders, we reached out to institutional or private equity firms holding an aggregate of approximately 61% of our outstanding common stock, soliciting their feedback on our executive compensation programs, corporate governance, corporate responsibility and other important issues. As a result of these efforts, we engaged in substantive discussions with stockholders holding approximately 35% of our outstanding common stock. We also had discussions of certain of these matters with other investors during investor presentation events and earnings and other investor calls. Our management, board of directors and appropriate committees discussed this constructive feedback and it was used to further strengthen our compensation programs, improve our disclosure practices and address other governance matters.

Actions Taken in Response to Our Stockholder Outreach Efforts

In response to feedback obtained during our stockholder outreach efforts following our 2017 Annual Meeting of Stockholders, the following actions, some of which had already been independently considered for implementation by our board of directors or its committees, were undertaken:

•
our board of directors amended our bylaws to provide, effective with this Annual Meeting, for the majority vote requirement to elect directors to our board of directors, which replaced the prior plurality voting standard applicable to our director election;

•
our board of directors and the nominating and corporate governance committee approved enhancements to the nominating committee charter and director nomination process, focusing on increasing the size of the board and its independence, with a supermajority of the board currently being independent, and enhancing the board’s diversity, adding a female director to our board in April 2018;

•
the compensation committee fully transitioned to three-year performance-based equity awards, with no two-year performance-based equity awards granted during 2018 and no two-year performance-based awards contemplated in the future, and implemented double-trigger change of control provisions in equity awards granted beginning with 2018; and

•
the compensation committee enhanced disclosure of targets and goals for performance-based awards granted during 2017 and discussion of equity award process for our named executive officers and the underlying rationale for such awards.

2017 Executive Compensation Analysis

In the fall of 2016, the compensation committee retained Aon Hewitt to conduct a competitive review of compensation practices for certain executive officers, including our named executive officers, and to establish marketplace compensation levels for such executives. The compensation committee considered any potential conflicts of interest with the compensation consultant and determined that there were no such conflicts of interest. The compensation committee considered changes to the companies to be included in the peer group that would serve as reference for making compensation decisions for 2017, primarily based on industry segment, annual revenue and market capitalization considerations provided by management to the compensation consultant and discussed such considerations with management. Aon Hewitt prepared its executive compensation analysis, dated January 26, 2017, which we refer to as the January 2017 Hewitt study, based on the information available to it from its Oil & Gas Industry compensation surveys of oil and gas companies of similar size (measured by annual revenue) and market capitalization, which we refer to herein as the survey peer group companies, and the review of compensation practices in our peer group companies determined in consultation with the compensation committee and management, based on such companies’ proxy statements filed in 2016, which we refer to herein as our proxy peer group companies. Our proxy peer group used in the January 2017 Hewitt study consisted of the following 18 companies:

Callon Petroleum Company	Newfield Exploration Company
Carizzo Oil & Gas Inc.	Parsley Energy, Inc.
Cimarex Energy Company	PDC Energy, Inc.
Clayton Williams Energy Inc.	QEP Resources, Inc.
Concho Resources Inc.	Range Resources Corporation
Energen Corporation	Rice Energy Inc.
Gulfport Energy Corporation	RSP Permian, Inc.
Laredo Petroleum, Inc.	SM Energy Company
Matador Resources Company	WPX Energy, Inc.

In the January 2017 Hewitt study, the compensation consultant provided competitive data for similarly situated executives at both the survey peer group and the proxy peer group companies, focusing on the following elements of compensation: (i) the annual base salary; (ii) the target annual cash incentive bonus, assuming target performance is achieved; (iii) the total target annual cash compensation consisting of the two elements referenced above; (iv) the value of long-term incentive awards as of the date of grant; and (v) the total direct compensation, consisting of the total target annual cash compensation and the value of long-term incentive awards as of the date of grant. The compensation consultant also analyzed how these elements of compensation compare to elements of compensation afforded to our executive officers, including the named executive officers.

In the January 2017 Hewitt study, the compensation consultant determined that (i) the 2016 target total direct compensation for our named executive officers was generally above the 75th percentile of both our survey peer group and our proxy peer group, (ii) the 2016 annual base salary was generally competitive with the median of the survey peer group and the 75th percentile of the proxy peer group and (iii) the 2016 target total annual compensation was generally competitive with the median of the survey peer group and the 75th percentile of the proxy peer group. The compensation consultant also determined that the 2016 long-term incentive awards granted to each of our named executive officers were generally above the 75th percentile of both our survey peer group and our proxy peer group.

At the end of January 2017, the compensation committee met to consider, among other things, the January 2017 Hewitt study, the Company’s 2016 and multi-year performance, our executives’ individual contributions to such performance, executive promotions, aspects of executive compensation in general and, with respect to our named executive officers other than our Chief Executive Officer, our Chief Executive Officer’s recommendations. Our Chief Executive Officer’s recommendations to the compensation committee related to such other named executive officers’ promotions, annual base salaries for 2017, annual incentive compensation plan target award percentages and long-term incentive awards under the 2016 Amended and Restated Equity Incentive Plan, which we refer to as the Equity Incentive Plan. The compensation committee and our Chief Executive Officer discussed compensation alignment with future performance and stockholder value creation, individual performance of our named executive officers (other than our Chief Executive Officer), retention considerations in light of recruitment efforts by peer and private equity companies, our focus on performance-qualified equity awards, and market data and competitive analysis provided by the compensation consultant in the January 2017 Hewitt study. The compensation committee also discussed, in his absence, our Chief Executive Officer’s individual performance and compensation. At the January 2017 meeting, the compensation committee took this information under advisement and did not make any changes to the executive compensation at that time.

In mid-February 2017, following the issuance of our earnings release reporting our financial and operational results for the fourth quarter and full-year ended December 31, 2016, the compensation committee again reviewed our Company’s 2016 and multi-year performance and the performance of each of our executive officers, including our named executive officers, and reviewed elements of their compensation in light of these factors and the January 2017 Hewitt study.

The following charts reflect key financial metrics and our performance relative to such metrics considered by the compensation committee when analyzing our Company performance for 2016 (as compared to 2015) and making compensation decisions for 2017.

30% Increase in Production	31% Increase in Proved Reserves	24% Decrease in LOE per BOE	18% Decrease in Cash Operating Costs per BOE	Zero Drawn on Diamondback's Revolver at Year-End 2016	>$3.0 billion in Accretive Acquisitions Financed

Further, based on the considerations discussed above with respect to our Company performance, our named executive officers’ individual contributions to such performance and input received from our Chief Executive Officer with respect to named executive officers other than the Chief Executive Officer, the compensation committee recommended to our board of directors, and acting upon such recommendation, our board of directors promoted Michael L. Hollis as our President and Chief Operating Officer and promoted our other named executive officers to Executive Vice Presidents, while retaining their other then-current titles. The compensation committee then set the compensation of our named executive officers for 2017. In setting compensation for 2017, the compensation committee was guided by the goal that, consistent with our prior practices, a material amount of executive compensation in 2017 should be tied to performance, and a significant portion of the total prospective compensation of each named executive officer should be tied to measurable financial and operational objectives. These include performance criteria relative to our peer group. During periods when performance meets or exceeds established objectives, our named executive officers should be paid at or above targeted levels, respectively. When our performance does not meet key objectives and falls below the threshold, no qualified performance-based payments should be made to such executive officers.

Based on the foregoing considerations, during the February 2017 meeting, the compensation committee increased annual base salaries for Mr. Stice, Ms. Dick, Mr. Hollis, Mr. Pantermuehl and Mr. Molnar to $850,000, $410,000, $590,000, $560,000 and $475,000,

respectively, effective January 1, 2017. During the meeting, the compensation committee also set the annual incentive bonus targets for 2017 for Mr. Stice, Ms. Dick, Mr. Hollis, Mr. Pantermuehl and Mr. Molnar at 100%, 80%, 90%, 80% and 80% of their annual base salary, respectively, leaving such targets for these named executive officers at prior levels. Further, the compensation committee determined to grant both performance-based and time-vesting restricted stock unit awards to our named executive officers, giving more weight to performance-based awards. In setting 2017 performance-based and time-vesting restricted stock unit awards, the compensation committee determined to grant such awards at lower levels than the awards granted to such named executive officers in 2016, taking into account, among other considerations discussed above, the fact that the 2016 awards were granted at increased levels as part of the implementation of the plan to transition a larger portion of our named executive officers’ compensation to qualified performance-based compensation, driven by pre-established Company performance goals and, therefore, at risk. Consistent with the compensation committee’s focus on enhancing the performance component of our executive compensation, the 2017 performance-based awards granted to each named executive officer represented two thirds of the total 2017 equity award, with the time-vesting component of such award representing only one third of the total 2017 equity award.

Looking Ahead: Compensation Changes for 2018

In the fall of 2017, the compensation committee again retained Aon Hewitt, its independent compensation consultant, to conduct a competitive review of compensation practices for certain executive officers, including our named executive officers, and to establish marketplace compensation levels for such executives for 2018. The compensation committee considered and made changes to the companies to be included in the peer group that would serve as reference for making compensation decisions for 2018, primarily based on industry segment, annual revenue and market capitalization, following its discussion of such considerations with management and the compensation consultant. Aon Hewitt prepared its executive compensation analysis, dated January 8, 2018, which we refer to as the January 2018 Hewitt study, based on the information available to it from its Oil & Gas Industry compensation surveys of oil and gas companies of similar size (measured by annual revenue) and market capitalization, which we refer to herein as the survey peer group companies, and the review of compensation practices in our peer group companies determined in consultation with the compensation committee and management, based on such companies’ market capitalization, annualized third quarter 2017 revenue and annualized total stockholder return as of November 7, 2017, which we refer to herein as our proxy peer group companies. Our proxy peer group used in the January 2018 Hewitt study consisted of the following 17 companies:

Cimarex Energy Company	Newfield Exploration Company
Continental Resources, Inc.	Parsley Energy, Inc.
Concho Resources Inc.	Pioneer Natural Resources
Encana Corp.	QEP Resources, Inc.
Energen Corporation	RSP Permian, Inc.
Laredo Petroleum, Inc.	SM Energy Company
Marathon Oil Corporation	Whiting Petroleum Corporation
Murphy Oil Corporation	WPX Energy, Inc.
Noble Energy, Inc.

In the January 2018 Hewitt study, the compensation consultant provided competitive data for similarly situated executives at both the survey peer group and the proxy peer group companies, focusing on the same compensation elements as those considered for purposes of evaluating the 2017 executive compensation packages, and analyzing how these elements of compensation correlate to the elements of compensation afforded to our executive officers, including the named executive officers.

In the January 2018 Hewitt study, the compensation consultant determined that (i) the 2017 target total direct compensation for our named executive officers was generally competitive with the 75th percentile of both our survey peer group and our proxy peer group, (ii) the 2017 annual base salary was generally competitive with the median of the survey peer group and the 75th percentile of the proxy peer group and (iii) the 2017 target total annual compensation was generally competitive with the median of both our survey peer group and the proxy peer group. The compensation consultant also determined that the 2017 long-term incentive awards granted to each of our named executive officers were generally above the 75th percentile of both our survey peer group and our proxy peer group.

In considering changes to the 2018 executive compensation packages, the compensation committee evaluated, among other things, aspects of executive compensation in general, market data and competitive analysis provided by the compensation consultant in the January 2018 Hewitt study, the Company’s 2017 and multi-year performance, our executives’ individual contributions to such performance, compensation alignment with future performance and stockholder value creation, our focus on performance-qualified equity awards, retention considerations in light of recruitment efforts by peer and private equity companies, input obtained from our stockholder outreach efforts and, with respect to our named executive officers other than our Chief Executive Officer, our Chief Executive Officer’s recommendations. Our Chief Executive Officer’s recommendations to the compensation committee related to such other executive officers’ annual base salaries for 2018, annual incentive compensation plan target award percentages and long-term incentive awards under the Equity Incentive Plan. The compensation committee also evaluated, in his absence, our Chief Executive Officer’s individual performance and compensation.

In mid-February 2018, following the issuance of our earnings release reporting our financial and operational results for the fourth quarter and full-year ended December 31, 2017, the compensation committee set the compensation of our named executive officers for 2018.

The following charts reflect key financial metrics and our performance relative to such metrics considered by the compensation committee when analyzing our Company performance for 2017 (as compared to 2016) and making compensation decisions for 2018.

84% Increase in Production Volumes	63% Increase in Total Proved Reserves and 75% Increase in Proved Developed Reserves	392% Increase in Net Income and 152% Increase in Consolidated Adjusted EBITDA	16% Decrease in LOE per BOE	11% Decrease in Cash Operating Costs per BOE	$3.2 billion in Accretive Acquisitions Closed

In setting compensation for 2018, the compensation committee was guided by the goal that, consistent with our prior practices, a material amount of executive compensation in 2018 should be tied to performance, and a significant portion of the total prospective compensation of each named executive officer should be tied to measurable financial and operational objectives, including performance criteria relative to our peer group. Based on the recommendations from our Chief Executive Officer with respect to the compensation of other named executive officers for 2018 and the compensation committee’s assessment of the 2018 compensation package for our Chief Executive Officer, peer group data and considerations discussed above, the compensation committee set our named executive officers’ base salary and total compensation (consisting of the value of their long-term equity awards, annual cash incentive bonus and base salary) for 2018, as discussed below.

Based on the foregoing considerations, during the February 2018 meeting, the compensation committee increased annual base salaries for Mr. Stice, Ms. Dick, Mr. Hollis, Mr. Pantermuehl and Mr. Molnar to $990,000, $430,000, $625,000, $590,000 and $500,000, respectively, effective January 1, 2018. During the meeting, the compensation committee also set the annual incentive bonus targets for 2018 for Mr. Stice, Ms. Dick, Mr. Hollis, Mr. Pantermuehl and Mr. Molnar at 125%, 80%, 90%, 80% and 80% of their annual base salary, respectively, increasing the annual incentive bonus target for our Chief Executive Officer to 125% from 100% and leaving such targets for the other named executive officers at prior levels. Further, the compensation committee determined to grant both performance-based and time-vesting restricted stock unit awards to our named executive officers, giving more weight to performance-based awards. In setting 2018 performance-based and time-vesting restricted stock unit awards, the compensation committee determined to grant such awards at lower levels than the awards granted to such named executive officers in 2017. Consistent with the compensation committee’s focus on giving more weight to the performance component of our executive compensation, the 2018 performance-based equity award granted to each named executive officer represented approximately two thirds of the total 2018 equity award, with the time-vesting component of such award representing only approximately one third of the total 2018 equity award. The 2018 performance-based awards represent our complete transition to the three-year performance-based awards, vesting of which will depend on achieving a specified total stockholder return measured against our peer group during the three-year performance period beginning with the year of grant and satisfaction of continuous services requirements. No two-year performance-based awards were granted in 2018 or contemplated in the future.

Executive Compensation Program Elements

Subject to the terms of the employment agreements with our named executive officers, our compensation committee determines the mix of compensation, both among short-term and long-term compensation and cash and non-cash compensation, to establish structures that it believes are appropriate for each of our named executive officers. While emphasizing pay for performance, the compensation committee believes that the mix of base salary, annual incentive bonus awards based on pre-established financial and operational performance targets, performance-weighted equity awards, existing equity awards under their employment agreements, and the other benefits that are or will be available to our named executive officers will accomplish our overall compensation objectives. We believe that these elements of compensation create competitive compensation opportunities to align and drive executive performance in support of our business strategies and to attract, motivate and retain high quality talent with the skills and competencies required by us.

Pay for Performance Driven Compensation Structure

As illustrated below, the total direct compensation of our named executive officers is heavily weighted towards variable, at-risk compensation that is tied to performance. Our Chief Executive Officer pay mix in 2017 was 92% aligned with our stockholders and our other named executive officers’ average pay mix was 90% aligned with our stockholders. The performance component of our Chief Executive Officer’s and our other named executive officers’ pay mix represented 68% and 67%, respectively, of such executive officers total direct compensation.

The following describes each element of our executive compensation program, which we use to meet our compensation objectives discussed above.

Base Salary

Our named executive officers’ base salaries are established in their respective employment agreements. Subject to the terms of the applicable employment agreements, as they may be amended or amended and restated from time to time, the compensation committee may increase base salaries to align such salaries with market levels for comparable positions in other companies in our industry if we identify significant market changes. Additionally, the compensation committee may increase base salaries as warranted throughout the year for promotions or other changes in the scope or breadth of an executive’s role or responsibilities. The compensation committee may also evaluate our named executive officers’ salaries together with other components of their compensation to ensure that the executive’s total compensation is in line with our overall compensation philosophy and market practices in our peer group or our industry in general. Pursuant to the employment agreements with the named executive officers, the base salaries of such named executive officers can be increased from time to time by the compensation committee, but cannot be decreased. See “Compensation Decisions for 2017 and Changes in Compensation for 2018” for a discussion of considerations involved in the determination of our named executive’s base salaries.

Performance-Based Annual Incentive Bonus

2017 Performance Bonus. Performance bonuses to our named executive officers are granted under our 2014 Annual Incentive Plan, referred to herein as the Annual Incentive Plan or the 2014 Plan. The Annual Incentive Plan was approved by our board of directors on April 2, 2014, which was then approved by our stockholders at the 2014 Annual Meeting. The Annual Incentive Plan is designed to provide an incentive to executive officers and other selected employees of the Company to contribute to the growth, profitability and increased value of the Company by providing cash incentive compensation that qualifies as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code, as in effect prior to January 1, 2018. The Annual Incentive Plan focuses on achievement of certain annual objectives and goals, as determined by the compensation committee at the beginning of each calendar year, and provides that the participants may earn a pre-determined percentage of their respective base salaries for the achievement of such specified goals. Under the Annual Incentive Plan, the payout opportunity may be contingent upon meeting the threshold performance levels (with no award payable unless the threshold is reached), and thereafter varies for performance above and below the pre-established target performance levels, subject to a maximum award level, which is generally capped at 300% of the base salary of the participant at the time the award is established. With respect to each of our named executive officers, the target award opportunity was initially established for each such named executive officer in his or her employment agreement, and adjusted subsequently by the compensation committee for each year in connection with setting the annual performance goals and targets for such year, which cannot exceed a maximum payment limit specified by the compensation committee.

The Annual Incentive Plan also provides that the awards granted to executive officers and covered employees under the Annual Incentive Plan will be forfeited if their respective employment does not continue through the date that the compensation committee certifies attainment of the applicable performance targets. In the event of a change in control, each named executive officer will be paid the target award amount (mid-point of any specified range of potential award payment amount) based on the assumption that the performance target was attained at the target level (generally a mid-point of any specified range of performance targets) for the entire performance period. The target award amount will be paid within ten days following the consummation of the change in control transaction. For a more detailed description of the Annual Incentive Plan, see “2014 Executive Annual Incentive Compensation Plan” on page 36.

For 2017, the performance goals and targets listed in the table below were established by the compensation committee in March 2017, based on, among other things, a review of our prior year’s performance, benchmarking considerations relative to our peers’ performance, execution challenges ahead, acquisition integration considerations, service and commodity markets and capital requirements. We identify goals that align with how management views our success and how stockholders evaluate our performance, both on a standalone basis and relative to our peers and the broader energy industry. For example, the goals given the highest weight on our pre-established 2017 performance metrics measure our capital discipline and efficiency, which directly impact our corporate return on average capital employed and return on stockholder equity. We set goals that we believe are rigorous based on our capital budget and business plan and are competitive with the metrics of the best operators in our peer group in each respective category.

In February 2018, the compensation committee certified to the attainment of the pre-established performance goals and targets for 2017. Of the target performances set by the compensation committee for 2017, the compensation committee certified that the performance measures were attained at the following levels against the pre-established goals and targets for 2017:

Pre-Established Performance Goals	Performance Levels(1)	Annual Results as of December 31, 2017 Achieved	Percentage of Performance Target Achieved	Weighted % of Bonus Target	Weighted % of Bonus Target Earned
Capital Efficiency ($/Lateral Foot) - Midland Basin	Threshold $675 Target $625 Maximum $585	$602	158%	20%	32%
Capital Efficiency ($/Lateral Foot) - Delaware Basin	Threshold $1,100 Target $1,000 Maximum $867	$1,072	64%	10%	6%
Capital Efficiency - (PDP F&D) (per BOE) - Midland Basin	Threshold $11.40 Target $9.76 Maximum $8.65	$8.39	200%	20%	40%
Capital Efficiency - (PDP F&D) (per BOE) - Delaware Basin	Threshold $13.73 Target $11.85 Maximum $9.83	$11.95	97%	10%	10%
Lease Operating Expense (per BOE)	Threshold $6.10 Target $5.75 Maximum $5.20	$4.38	200%	15%	30%
General and Administrative Cost - Cash (per BOE)	Threshold $2.14 Target $1.91 Maximum $1.72	$1.21	200%	10%	20%
EBITDA (in millions)	Threshold $580 Target $720 Maximum $800	$928	200%	15%	30%
Total				100%	168%

(1)	No payouts are made under the Annual Incentive Plan unless the threshold performance levels are achieved.

In 2017, we (i) exceeded our target performance level for capital efficiency in the Midland Basin by 158%, achieving an average cost of $602 per lateral foot, (ii) as a recent entrant into the Delaware Basin, exceeded our threshold performance level for capital efficiency in such basin by 64%, achieving an average cost of drilling of $1,072 per lateral foot, (iii) exceeded both target and maximum capital efficiency levels for proved developed finding and development, or PD F&D, costs per BOE, in the Midland Basin by 200%, achieving $8.39 per BOE, (iv) exceeded the threshold level and came close to achieving our target performance level for capital efficiency for PDP F&D per BOE in the Delaware Basin as a recent entrant into such basin, achieving $11.95 per BOE, (v) exceeded both our target and maximum performance levels for reducing lease operating expense per BOE, achieving a peer-leading average lease operating expense of $4.38 per BOE, (vi) exceeded both our target and maximum performance levels for reducing general and administrative cost-cash per BOE, achieving an average general and administrative cost-cash of $1.21 per BOE, and (vii) exceeded both the target and maximum performance levels for our annual EBITDA, achieving adjusted EBITDA attributable to Diamondback of $928.0 million in 2017. After applying the weighting established by the compensation committee to each category, the achievement of these performances resulted in an award of approximately 168% of the applicable targeted bonus to each named executive officer. In connection with reaching these goals, the compensation committee approved awards to Mr. Stice, Ms. Dick, Mr. Hollis, Mr. Pantermuehl and Mr. Molnar in the amounts of $1,428,000, $551,040, $892,080, $752,640 and $638,400, respectively.

In March 2018, the compensation committee established the performance criteria and targets for 2018 for the named executive officers and other covered employees under the Annual Incentive Plan and specified the weighting attributable to such performance metrics. For 2018, the performance levels require achieving certain financial and operational metrics (with no award payable unless the threshold performance levels are achieved) with respect to:

•	well costs per lateral foot in the Midland Basin weighted at 20%;

•	well costs per lateral foot in the Delaware Basin weighted at 10%;

•	total PD F&D costs per BOE weighted at 20%;

•	lease operating expense per BOE weighted at 15%;

•	general and administrative cost-cash per BOE weighted at 15%; and

•
return on average capital employed calculated by dividing our consolidated earnings before income taxes, or EBIT, by the average total assets less the average current liabilities for 2017 and 2018 weighted at 20%.

The compensation committee determined that these metrics are principal drivers of profitability and growth for the Company for 2018. The compensation committee determined that these performance levels, as well as bonus targets set forth in our named executive officers’ employment agreements, as amended and restated to date, would further motivate our named executive officers to contribute to the Company’s performance and growth, align our named executive officers’ interests with those of our stockholders and put a larger portion of our named executives’ compensation at risk.

Long Term Equity Incentive Compensation

We seek to promote an ownership culture among our executive officers in an effort to enhance our long-term performance. We believe the use of stock and stock-based awards offers the best approach to achieving our compensation goals and to align the interests of our executive officers with those of our stockholders. To achieve this purpose, our board of directors adopted and our stockholders approved our 2016 Amended and Restated Equity Incentive Plan, which is referred to herein as the Equity Incentive Plan. The purpose of the Equity Incentive Plan is to enable us, and our affiliates, to attract and retain the services of the types of employees, consultants and directors who will contribute to our long term success and to provide incentives that will be linked directly to increases in share value that will inure to the benefit of our stockholders. The Equity Incentive Plan provides a means by which eligible recipients of awards may be given an opportunity to benefit from increases in value of our common stock through the granting of equity awards. The terms of the Equity Incentive Plan are described in more detail below. Under the employment agreements with each of our named executive officers, each such executive is eligible to participate in the Equity Incentive Plan or such other equity incentive plan or plans then in existence for the benefit of employees, and may in the discretion of the compensation committee receive an equity award in accordance with the terms of such plan or plans. The timing and amount of such equity awards, any target performance goals and the vesting terms of such awards will be determined by the compensation committee in its sole discretion. If any of such executive’s employment terminates prior to any scheduled vesting date then, except as expressly provided in any existing or future equity award, the applicable executive shall forfeit all rights and interests in and to such unvested equity awards.

2017 Performance-Based and Time-Vesting Awards

In February 2017, the compensation committee granted Mr. Stice, Ms. Dick, Mr. Hollis, Mr. Pantermuehl and Mr. Molnar time vesting restricted stock units, two-year performance-based restricted stock units and three-year performance based restricted stock units in each case under the Equity Incentive Plan.

		Performance-Based Restricted Stock Units
	Time-Vested Restricted Stock Units(1)	Two-Year(2)	Three-Year(3)
Travis D. Stice	22,230	11,115	22,230
Teresa L. Dick	5,850	2,925	5,850
Michael L. Hollis	13,650	6,825	13,650
Russell Pantermuehl	11,700	5,850	11,700
Paul Molnar	11,700	5,850	11,700

(1)	Time-vested restricted stock units of which one-third of the award vested in each of February 2017 and February 2018, with the remaining one-third of the award vesting in February 2019.

(2)	The two-year performance-based restricted stock units are for the performance period from January 1, 2017 through December 31, 2018.

(3)	The three-year performance-based restricted stock units are for the performance period from January 1, 2017 through December 31, 2019.

The performance-based restricted stock units are subject to the satisfaction of the total stockholder return performance conditions relative for our peer group set forth in a table below for the applicable performance period, and continuous service requirements, with no awards vesting if the relative total stockholder return falls below the threshold percentile.

Total Stockholder Return Percentile	Grant Vesting Percentage
<25th Percentile of Peer Group	0% of Target
25th Percentile of Peer Group	50% of Target (Threshold)
50th Percentile of Peer Group	100% of Target (Target)
75th Percentile of Peer Group	Up to a maximum of 200% of Target (Maximum)

These awards were designed to incentivize our named executive officers to continue to contribute to the Company’s performance at the top of its peer group, similar to the Company’s performance in prior periods, as well as to promote retention of our named executive officers who have been pursued not only by industry competitors but also by private equity groups. The two-year performance-based awards granted by the compensation committee in 2017 were designed to facilitate our full transition by the beginning of 2018 to the three-year performance-based grants for the performance period beginning with the year of the grant, as well as to address the possibility that our total stockholder return in future periods may not increase to the same degree as the total stockholder return generated by peer group companies, since our stock performance continued to be strong year over year and did not experience the same level of downward volatility as stock of peer group companies.

2018 Performance-Based and Time-Vesting Awards

In February 2018, the compensation committee granted Mr. Stice, Ms. Dick, Mr. Hollis, Mr. Pantermuehl and Mr. Molnar time vesting restricted stock units and three-year performance based restricted stock units in each case under the Equity Incentive Plan.

	Time-Vested Restricted Stock Units(1)	Performance-Based Restricted Stock Units(2)
Travis D. Stice	20,391	30,585
Teresa L. Dick	5,598	8,396
Michael L. Hollis	11,835	17,751
Russell Pantermuehl	10,236	15,353
Paul Molnar	9,597	14,393

(1)
Time-vested restricted stock units of which one-third of the award vested in February 2018, with the remaining restricted stock units vesting in two substantially equal annual installments beginning in February 2019.

(2)	These three-year performance-based restricted stock units are for the performance period from January 1, 2018 through December 31, 2020.

The performance-based restricted stock units are subject to the satisfaction of the total stockholder return performance conditions relative for our peer group for the applicable performance period, and continuous service requirements. These awards were designed to incentivize our named executive officers to continue to contribute to the Company’s performance at the top of its peer group, similar to the Company’s performance in prior periods. As discussed above, the 2018 performance-based awards represent our complete transition to the three-year performance-based awards, with no two-year performance-based awards granted in 2018 or intended in future periods. In addition, the time vesting awards were designed to promote retention of our named executive officers who have been pursued not only by industry competitors but also by private equity groups. Consistent with our compensation committee’s commitment to emphasize performance-based compensation to motivate our executive officers, while maintaining a balanced approach to executive compensation, the 2018 performance-based awards were granted at higher levels than the 2018 time-vesting awards.

In the event of a change in control, the time-vesting restricted stock units granted to each of our named executive officers in 2017 and 2018 will vest immediately upon the occurrence of such event and will be settled upon the consummation of such event. In the event of the executive’s death or disability during a period of continuous service, the deceased or disabled executive’s restricted stock units will vest immediately and will be settled in full on the payment date coincident with or next following the date of vesting. In the event of our change in control, the performance period for performance-based restricted stock units granted to each named executive officer in 2017 and 2018 will be accelerated to the last trading day of the month preceding the date of the consummation of our change in control, and the number of shares subject to performance-based restricted stock units will be determined based on meeting the total stockholder return percentile for such accelerated performance period, which shares will vest immediately following such determination and will be settled upon the consummation of the change in control. In the event of the named executive’s death or disability during a period of continuous service, the deceased or disabled executive’s vesting percentage will be determined at the end of the performance period and settled at the same payment date as if the participant remained in continuous service through the end of the performance period.

Satisfaction of Performance Targets for 2016 Performance-Based Awards for the Performance Period ended December 31, 2017

In February 2018, the compensation committee certified to the attainment of the pre-established performance goals with respect to performance-based restricted stock units granted to our named executive officers in January 2016, which awards were subject to the satisfaction of certain total stockholder return performance conditions relative to our peer group for the performance period commencing on January 1, 2016 and ending on December 31, 2017, and continuous service requirements. The compensation committee certified that, based on publicly available information, (i) our total stockholder return of 88.7% for the above-referenced performance period is in the 92nd percentile of the peer group total stockholder return, which is above the 75th percentile of the total stockholder return for the peer group, (ii) the total stockholder return percentile equates to a total target grant vesting percent of 200% of the target number of restricted stock units granted to the named executive officers and (iii) the applicable performance target and other material terms of such performance-based restricted stock unit awards were achieved at such levels for the above-referenced performance period. In connection with reaching these performance goals, the 2016 performance-based restricted stock unit awards received by Mr. Stice, Ms. Dick, Mr. Hollis, Mr. Pantermuehl and Mr. Molnar have vested at 200% of the target, resulting in the issuance of 180,338, 12,022, 60,112, 48,090 and 24,044 shares underlying these performance-based restricted stock units to these named executive officers, respectively, in February 2018.

The compensation committee believes that the awards made to our named executive officers under the Equity Incentive Plan will provide incentive to these executive officers to enhance our long-term success and encourage performance, and will continue to align the interests of our named executive officers with those of our stockholders.

Other Compensation and Perquisites

Consistent with our compensation philosophy, our compensation committee provides benefits to our executives that are substantially the same as those currently being offered to our other employees, including health insurance, life and disability insurance and a 401(k) plan. A description of the 401(k) plan is below.

Clawback Provisions

Under the Sarbanes-Oxley Act of 2002, our Chief Executive Officer and Chief Financial Officer may be subject to clawbacks in the event of a restatement. Under our Equity Incentive Plan, each award pursuant to that plan is conditioned on repayment or forfeiture in accordance with applicable laws, our Company policies and any relevant provisions in the related award agreements.

Anti-Hedging Policy

We have a policy prohibiting directors, executive officers and certain other designated employees from speculative trading in our securities, including hedging transactions, short selling, and trading in put options, call options, swaps or collars. In addition, we prohibit our directors and executive officers from holding our common stock in a margin account. To our knowledge, all such individuals are in compliance with the policy. Our policy is to also strongly encourage all other employees from engaging in hedging activities in our stock and any such transaction requires notice and pre-approval, and will only be considered with a valid justification. Since the adoption of the policy in 2012, we are not aware of any hedging activities by our employees.

Stock Ownership and Retention Guidelines for Executive Officers
Effective April 25, 2016, the compensation committee adopted stock ownership and retention guidelines for executive officers who are classified as Vice President and above, which we refer to as the guidelines. The guidelines were adopted to encourage executives to have a meaningful stake in the company, which encourages a focus on our long-term success, aligns executives’ interests with the interests of our stockholders and further promotes our commitment to sound corporate governance.
Under the stock ownership and retention guidelines, each of our executive officers must own an amount of our common stock equal to a multiple of his or her annual base salary. The Chief Executive Officer must own an amount equal to at least five times his base salary, each of the executive vice presidents must own an amount at least equal to three times his or her base salary and each of the other vice presidents must own an amount at least equal to two times his or her base salary.

	2018 Base Salary	Multiple of Annual Base Salary Required	Minimum Value of Stock Required to Retain
Travis D. Stice	$990,000	5x	$4,950,000
Teresa L. Dick	$430,000	3x	$1,290,000
Michael L. Hollis	$625,000	3x	$1,875,000
Russell Pantermuehl	$590,000	3x	$1,770,000
Paul Molnar	$500,000	3x	$1,500,000
Until the earliest of: (i) 24 months following the applicable exercise date or vesting date of equity awards; (ii) the date such executive officer is determined to be in full compliance with the guidelines; and (iii) the date such executive officer ceases to be a participant subject to the guidelines, for awards granted after the effective date of the guidelines he or she is required to hold at least 50% of the net shares received upon the exercise of stock options and 50% of the net shares received upon vesting of restricted stock or performance shares. Once the ownership requirement is met, the executive officer must continue to hold that number of shares until leaving his or her position with us.
Any participant subject to the guidelines who is not in compliance with the applicable guideline (subject to any compliance transition period) may be required to retain up to 100% of the net shares of our common stock acquired via the exercise of options or the vesting of restricted awards granted under our equity incentive programs until the applicable guideline has been met.
Participants generally are given a five-year transition period to come into full compliance with the guidelines. Participants are expected to make steady progress towards meeting the ownership levels specified in the guidelines with any stock awards or stock purchases made on or after the effective date of the guidelines. There is an exception to the holding requirements for financial hardship and other unusual situations, subject to approval by the Chief Executive Officer and the compensation committee.
For stock options, “net” shares means the number of shares delivered upon exercise of the option, net of shares used to pay the exercise price and applicable taxes. For performance shares and restricted stock, “net” shares means the number of shares held upon vesting, net of shares used to pay applicable taxes.
In addition to shares held outright, shares held directly or indirectly in trust, shares held by immediate family members residing in the same household, shares held in qualified plans (e.g., in a 401(k) plan), vested shares held in non-qualified plans, vested stock options (other than options that are underwater at the time of measurement) and unvested restricted stock subject to time based (but not performance based) vesting are all counted toward satisfaction of the ownership requirement.
All of our named executive officers were in compliance with the guidelines as of the adoption of the guidelines.

Employment Agreements

The following summarizes the material terms of the employment agreements we have with our named executive officers.

Travis D. Stice. We are party to an employment agreement with Mr. Stice, our Chief Executive Officer, which employment agreement was originally entered into on April 18, 2011. The employment agreement, as amended and restated, has a three-year term commencing as of April 18, 2014. His base salary can be increased from time to time by the compensation committee, but not decreased. Mr. Stice's annual base salary during 2017 was $850,000, and was increased by the compensation committee to $990,000 effective January 1, 2018. Mr. Stice is also entitled to receive a target annual bonus of 125% of his base salary upon achievement of performance goals established by the compensation committee, up to a maximum of 200% of base salary in the event performance exceeds the target level established by the compensation committee. Mr. Stice is entitled to participate in such life and medical insurance plans and other similar plans that we establish from time to time for our executive employees.

Mr. Stice has agreed to certain restrictive covenants in his employment agreement, including, without limitation, his agreement not to compete with us, not to interfere with any of our employees, suppliers or regulators and not to solicit our customers or employees, in each case during Mr. Stice’s affiliation with us and for a period of six months thereafter. Mr. Stice’s continued employment with us is terminable by either party. We may terminate Mr. Stice’s employment at any time, with or without advance notice. Mr. Stice may terminate the employment relationship at any time and for any reason, and is required to give us 30 days’ notice if he voluntarily resigns without good reason. However, if (i) we terminate Mr. Stice’s employment without “cause” or due to non-renewal of the term of his employment agreement (together, a “no cause termination”), (ii) Mr. Stice resigns for good reason, meaning such resignation follows a material uncured breach by us of the employment agreement or a material diminution in Mr. Stice’s position, duties or authority or relocation of principal office more than 25 miles outside of Midland, Texas, or (iii) Mr. Stice’s employment is terminated due to death or disability, then (x) we will be obligated to pay, on a monthly basis, 200% of Mr. Stice’s base annual salary until the later of 24 months or the expiration of the term of his employment agreement, provided, however, that if a no cause termination or a good reason resignation occurs within 24 months after the occurrence of a change in control (as defined in the 2012 Plan or any successor plan) and such change in control is a “change in control event” within the meaning of Internal Revenue Service’s rules and regulations, Mr. Stice will be entitled to receive such severance in a lump sum payment, and (y) 100% of the premiums to continue Mr. Stice’s or his surviving spouse’s and eligible dependents’ group health plan continuation coverage under COBRA (provided that such individuals are qualified beneficiaries who are eligible and timely elect COBRA continuation coverage), in addition to any obligations under the terms of any outstanding equity awards; provided, in each case, that Mr. Stice continues to comply with the restrictive covenants described above and Mr. Stice (or his estate or beneficiaries in the case of clause (iii) above) executes a full general release in our favor. Under the employment agreement with Mr. Stice, the terms of each equity award granted to Mr. Stice will provide that such equity award will become 100% vested upon (i) our termination of Mr. Stice without cause or non-renewal of his employment agreement, (ii) Mr. Stice’s resignation for good reason, (iii) his death or disability or (iv) our change in control (as defined in the 2012 plan or any successor plan). In the event Mr. Stice’s employment is terminated for “cause,” our obligations will terminate with respect to the payment of any base salary or bonuses. For purposes of Mr. Stice’s employment agreement, “cause” is generally defined as Mr. Stice’s (a) willful and knowing refusal or failure to perform his duties in any material respect, (b) willful misconduct or gross negligence in performing his duties, (c) material breach of his employment agreement or any other agreement with us or Company policy of Code of Conduct, (d) conviction of, or a plea of guilty or nolo contendere to, a criminal act that constitutes a felony or involves fraud, dishonesty or moral turpitude, (e) indictment for a felony involving embezzlement, theft or fraud, (f) filing of a voluntary, or consent to an involuntary, bankruptcy petition, (g) dishonesty in connection with his responsibilities as an employee or (h) failure to comply with directives of our board of directors. The benefits Mr. Stice is entitled to receive upon certain terminations, resignations and changes of control are summarized below in "Potential Payments Upon Termination, Resignation or Change of Control for Fiscal Year 2017" included elsewhere in this proxy statement.

Teresa L. Dick. Effective September 2011, we entered into an employment agreement with Ms. Dick, currently our Executive Vice President and Chief Financial Officer. The employment agreement, as amended and restated, provides for an initial two-year term commencing on January 1, 2014, and thereafter continues for successive one-year periods unless we or the executive elects to not extend the term. Ms. Dick’s annual base salary during 2017 was $410,000. Her base salary can be increased from time to time by the compensation committee, but not decreased. The compensation committee increased Ms. Dick's base salary to $430,000 effective January 1, 2018. Subject to Ms. Dick’s achievement of certain performance goals as determined by our board of directors or the compensation committee, Ms. Dick is eligible to receive a target annual bonus of 80% of her annual base salary, provided she remains employed by us on the payment date. Ms. Dick is also entitled to participate in any life and medical insurance plans and other similar plans that we establish from time to time for our executive employees.

Under her employment agreement, Ms. Dick is eligible to participate in the Equity Incentive Plan or such other equity incentive plan or plans then in existence for the benefit of employees, and may in the discretion of the compensation committee receive an equity award in accordance with the terms of such plan or plans. The timing and amount of such equity awards, any target performance goals and the vesting terms of such awards will be determined by the compensation committee in its sole discretion. If Ms. Dick’s employment terminates prior to any scheduled vesting date, except as expressly provided in any existing or future equity award, then she will forfeit all rights and interests in and to such unvested equity awards.

Ms. Dick has agreed to certain restrictive covenants in her employment agreement, including, without limitation, her agreement not to compete with us, not to interfere with any of our employees, suppliers or regulators and not to solicit our customers or employees, in each case during Ms. Dick’s affiliation with us and for a period of six months thereafter. Ms. Dick’s continued employment with us is terminable by either party. We may terminate Ms. Dick’s employment agreement at any time, with or without advance notice. Ms. Dick may terminate the employment relationship at any time and for any reason, and is required to give us 30 days’ notice if she voluntarily resigns without good reason. However, if (i) we terminate Ms. Dick’s employment without “cause” or due to non-renewal of the term of her employment agreement, (ii) Ms. Dick resigns for good reason, meaning such resignation follows a material uncured breach by us of the employment agreement, relocation of her principal office 25 miles outside of Oklahoma City, Oklahoma or a material diminution in Ms. Dick’s position, duties or authority, or (iii) Ms. Dick’s employment is terminated due to death or disability, then Ms. Dick will be entitled to severance pay in an amount equal to 12 months’ base salary, provided, in each case, that the executive continues to comply with the restrictive covenants described above and the executive (or her estate or beneficiaries in the case of clause (iii) above) executes a full general release in our favor, except that the restriction on competition will not apply in the event the executive resigns for good reason within 12 months following our change of control. In the event Ms. Dick’s employment is terminated for “cause,” our obligations will terminate with respect to the payment of any base salary or bonuses as of the termination date. For purposes of Ms. Dick’s employment agreement, “cause” is generally defined as Ms. Dick’s (a) willful and knowing refusal or failure to perform her duties in any material respect, (b) willful misconduct or gross negligence in performing her duties, (c) material breach of her employment agreement or any other agreement with us or Company policy or Code of Conduct, (d) conviction of, or a plea of guilty or nolo contendere to, a criminal act that constitutes a felony or involves fraud, dishonesty or moral turpitude, (e) indictment for a felony involving embezzlement, theft or fraud, (f) filing of a voluntary, or consent to an involuntary, bankruptcy petition, (g) dishonesty in connection with her responsibilities as an employee or (h) failure to comply with directives of our board of directors. The benefits Ms. Dick is entitled to receive upon certain terminations, resignations and changes of control are summarized below in “Potential Payments Upon Termination, Resignation or Change of Control for Fiscal Year 2017” included elsewhere in this proxy statement.

Michael Hollis. Effective September 2011, we entered into an employment agreement with Mr. Hollis, currently our President and Chief Operating Officer. The employment agreement, as amended and restated, provides for an initial two-year term commencing on January 1, 2014, and thereafter continues for successive one-year periods unless we or the executive elects to not extend the term. Mr. Hollis’ annual base salary for 2017 was $590,000. His base salary can be increased from time to time by the compensation committee, but not decreased. The compensation committee increased Mr. Hollis’ base salary to $625,000 effective January 1, 2018. Subject to Mr. Hollis’ achievement of certain performance goals as determined by our board of directors, Mr. Hollis is entitled to a target annual bonus of 90% of his annual base salary, provided he remains employed by us on the payment date. Mr. Hollis is also entitled to participate in any life and medical insurance plans and other similar plans that we establish from time to time for our executive employees.

Under his employment agreement, Mr. Hollis is eligible to participate in the Equity Incentive Plan or such other equity incentive plan or plans then in existence for the benefit of employees, and may in the discretion of the compensation committee receive an equity award in accordance with the terms of such plan or plans. The timing and amount of such equity awards, any target performance goals and the vesting terms of such awards will be determined by the compensation committee in its sole discretion. If Mr. Hollis’ employment terminates prior to any scheduled vesting date then, except as expressly provided in any existing or future equity award, then he will forfeit all rights and interests in and to such unvested equity awards.

Mr. Hollis has agreed to certain restrictive covenants in his employment agreement, including, without limitation, his agreement not to compete with us, not to interfere with any of our employees, suppliers or regulators and not to solicit our customers or employees, in each case during Mr. Hollis’ affiliation with us and for a period of six months thereafter. Mr. Hollis’ continued employment with us is terminable by either party. We may terminate Mr. Hollis’ employment at any time, with or without advance notice. Mr. Hollis may terminate the employment relationship at any time and for any reason, and is required to give us 30 days’ notice if he voluntarily resigns without good reason. However, if (i) we terminate Mr. Hollis’ employment without “cause” or due to non-renewal of the term of his employment agreement (ii) Mr. Hollis resigns for good reason, meaning such resignation follows a material uncured breach by us of the employment agreement, relocation of his principal office more than 25 miles outside of Midland, Texas, or a material diminution in Mr. Hollis’ position, duties or authority, or (iii) Mr. Hollis’ employment is terminated due to death or disability, then Mr. Hollis will be entitled to severance pay in an amount equal to 12 months’ base salary; provided, in each case, that Mr. Hollis continues to comply with the restrictive covenants described above and the executive (or his estate or beneficiaries in the case of clause (iii) above) executes a full general release in our favor, except that the restriction on competition will not apply in the event the executive resigns for good reason within 12 months following our change of control. In the event Mr. Hollis’ employment is terminated for “cause,” our obligations will terminate with respect to the payment of any base salary or bonuses effective as of the termination date. For purposes of Mr. Hollis’ employment agreement, “cause” is generally defined as Mr. Hollis’ (a) willful and knowing refusal or failure to perform his duties in any material respect, (b) willful misconduct or gross negligence in performing his duties, (c) material breach of his employment agreement or any other agreement with us or Company policy or Code of Conduct, (d) conviction of, or a plea of guilty or nolo contendere to, a criminal act that constitutes a felony or involves fraud, dishonesty or moral turpitude, (e) indictment for a felony involving embezzlement, theft or fraud, (f) filing of a voluntary, or consent to an involuntary, bankruptcy petition, (g) dishonesty in connection with his responsibilities as an employee or (h) failure to comply with directives of our board of directors. The benefits Mr. Hollis is entitled to receive upon certain terminations, resignations and changes of control are summarized below in “Potential Payments Upon Termination, Resignation or Change of Control for Fiscal Year 2017” included elsewhere in this proxy statement.

Russell Pantermuehl. Effective July 2011, we entered into an employment agreement with Mr. Pantermuehl, our Executive Vice President—Reservoir Engineering. The employment agreement, as amended and restated, provides for an initial two-year term commencing on January 1, 2014, and thereafter continues for successive one-year periods unless we or the executive elects to not extend the term. Mr. Pantermuehl’s annual base salary for 2017 was $560,000. His base salary can be increased from time to time by the compensation committee, but not decreased. The compensation committee increased Mr. Pantermuehl’s base salary to $590,000 effective January 1, 2018. Subject to Mr. Pantermuehl’s achievement of certain performance goals as determined by our board of directors or the compensation committee for each fiscal year, Mr. Pantermuehl is eligible to receive a target annual bonus of 80% of his annual base salary, provided he remains employed by us on the payment date. Mr. Pantermuehl is also entitled to participate in any life and medical insurance plans and other similar plans that we establish from time to time for our executive employees.

Under his employment agreement, Mr. Pantermuehl is eligible to participate in the Equity Incentive Plan or such other equity incentive plan or plans then in existence for the benefit of employees, and may in the discretion of the compensation committee receive an equity award in accordance with the terms of such plan or plans. The timing and amount of such equity awards, any target performance goals and the vesting terms of such awards will be determined by the compensation committee in its sole discretion. If Mr. Pantermuehl’s employment terminates prior to any scheduled vesting date then, except as expressly provided in any existing or future equity award, then he will forfeit all rights and interests in and to such unvested equity awards.

Mr. Pantermuehl has agreed to certain restrictive covenants in his employment agreement, including, without limitation, his agreement not to compete with us, not to interfere with any of our employees, suppliers or regulators and not to solicit our customers or employees, in each case during Mr. Pantermuehl’s affiliation with us and for a period of six months thereafter. Mr. Pantermuehl’s continued employment with us is terminable by either party. We may terminate Mr. Pantermuehl’s employment at any time, with or without advance notice. Mr. Pantermuehl may terminate the employment relationship at any time and for any reason, and is required to give us 30 days’ notice if he voluntarily resigns without good reason. However, if (i) we terminate Mr. Pantermuehl’s employment without “cause” or due to non-renewal of the term of his employment agreement, (ii) Mr. Pantermuehl resigns for good reason, meaning such resignation follows a material uncured breach by us of the employment agreement, relocation of his principal office 25 miles outside of Midland, Texas or a material diminution in Mr. Pantermuehl’s position, duties or authority, or (iii) Mr. Pantermuehl’s employment is terminated due to death or disability, then Mr. Pantermuehl will be entitled to severance pay in an amount equal to 12 months’ base salary; provided, in each case, that the executive continues to comply with the restrictive covenants described above and the executive (or his estate or beneficiaries in the case of clause (iii) above) executes a full general release in our favor, except that the restriction on competition will not apply in the event the executive resigns for good reason within 12 months following our change of control. In the event Mr. Pantermuehl’s employment is terminated for “cause,” our obligations will terminate with respect to the payment of any base salary or bonuses effective as of the termination date. For purposes of Mr. Pantermuehl’s employment agreement, “cause” is generally defined as Mr. Pantermuehl’s (a) willful and knowing refusal or failure to perform his duties in any material respect, (b) willful misconduct or gross negligence in performing his duties, (c) material breach of his employment agreement or any other agreement with us or Company policy or Code of Conduct, (d) conviction of, or a plea of guilty or nolo contendere to, a criminal act that constitutes a felony or involves fraud, dishonesty or moral turpitude, (e) indictment for a felony involving embezzlement, theft or fraud, (f) filing of a voluntary, or consent to an involuntary, bankruptcy petition, (g) dishonesty in connection with his responsibilities as an employee or (h) failure to comply with directives of our board of directors. The benefits Mr. Pantermuehl is entitled to receive upon certain terminations, resignations and changes of control are summarized below in “Potential Payments Upon Termination, Resignation or Change of Control for Fiscal Year 2017” included elsewhere in this proxy statement.

Paul Molnar. Effective January 1, 2014, we entered into an employment agreement with Mr. Molnar, our Executive Vice President—Exploration and Business Development. The employment agreement provides for an initial two-year term commencing on January 1, 2014, and thereafter continues for successive one-year periods unless we or the executive elects to not extend the term. Mr. Molnar's annual base salary for 2017 was $475,000. Mr. Molnar's base salary can be increased from time to time by the compensation committee, but not decreased. The compensation committee increased Mr. Molnar's annual base salary to $500,000, effective January 1, 2018. Subject to Mr. Molnar's achievement of certain performance goals as determined by our board of directors or the compensation committee for each fiscal year, Mr. Molnar is eligible to receive a target annual bonus of 80% of his annual base salary, provided he remains employed by us on the payment date. Mr. Molnar is also entitled to participate in any life and medical insurance plans and other similar plans that we establish from time to time for our executive employees.

Under his employment agreement, Mr. Molnar is eligible to participate in the 2012 Plan or such other equity incentive plan or plans then in existence for the benefit of employees, and may in the discretion of the compensation committee receive an equity award in accordance with the terms of such plan or plans. The timing and amount of such equity awards, any target performance goals and the vesting terms of such awards will be determined by the compensation committee in its sole discretion. If Mr. Molnar's employment terminates prior to any scheduled vesting date then, except as expressly provided in any existing or future equity award, then he will forfeit all rights and interests in and to such unvested equity awards.

Mr. Molnar has agreed to certain restrictive covenants in his employment agreement, including, without limitation, his agreement not to compete with us, not to interfere with any of our employees, suppliers or regulators and not to solicit our customers or employees, in each case during Mr. Molnar's affiliation with us and for a period of six months thereafter. Mr. Molnar's continued employment with us is terminable by either party. We may terminate Mr. Molnar's employment at any time, with or without advance notice. Mr. Molnar may terminate the employment relationship at any time and for any reason, and is required to give us 30 days’ notice if he voluntarily resigns without good reason. However, if (i) we terminate Mr. Molnar's employment without “cause” or due to non-renewal of the term of his employment agreement, (ii) Mr. Molnar resigns for good reason, meaning such resignation follows a material uncured breach by us of the employment agreement, relocation of his principal office 25 miles outside of Midland, Texas or a material diminution in Mr. Molnar's position, duties or authority, or (iii) Mr. Molnar's employment is terminated due to death or disability, then Mr. Molnar will be entitled to severance pay in an amount equal to 12 months’ base salary; provided, in each case, that the executive continues to comply with the restrictive covenants described above and the executive (or his estate or beneficiaries in the case of clause (iii) above) executes a full general release in our favor, except that the restriction on competition will not apply in the event the executive resigns for good reason within 12 months following our change of control. In the event Mr. Molnar's employment is terminated for “cause,” our obligations will terminate with respect to the payment of any base salary or bonuses. For purposes of Mr. Molnar's employment agreement, “cause” is generally defined as Mr. Molnar's (a) willful and knowing refusal or failure to perform his duties in any material respect, (b) willful misconduct or gross negligence in performing his duties, (c) material breach of his employment agreement or any other agreement with us or Company policy or Code of Conduct, (d) conviction of, or a plea of guilty or nolo contendere to, a criminal act that constitutes a felony or involves fraud, dishonesty or moral turpitude, (e) indictment for a felony involving embezzlement, theft or fraud, (f) filing of a voluntary, or consent to an involuntary, bankruptcy petition, (g) dishonesty in connection with his responsibilities as an employee or (h) failure to comply with directives of our board of directors. The benefits Mr. Molnar is entitled to receive upon certain terminations, resignations and changes of control are summarized below in “Potential Payments Upon Termination, Resignation or Change of Control for Fiscal Year 2017” included elsewhere in this proxy statement.

Equity Incentive Plan

On April 25, 2016, the compensation committee of our board of directors, acting upon authority delegated to it by our board of directors, unanimously approved, subject to stockholder approval, our 2016 Amended and Restated Equity Incentive Plan, amending and restating our 2012 Equity Incentive Plan, which, as so amended and restated, is referred to as the Equity Incentive Plan. On June 8, 2016, our stockholders approved the Equity Incentive Plan at our 2016 Annual Meeting of Stockholders. The following is a summary of the material terms of the Equity Incentive Plan.

Eligible Participants. Eligible award recipients under the Equity Incentive Plan are employees, consultants and directors of our company and its affiliates. Incentive stock options may be granted only to our employees. Awards other than incentive stock options may be granted to employees, consultants and directors.

Share Reserve. The aggregate number of shares of common stock initially authorized for issuance under awards, including incentive stock options, under the Equity Incentive Plan is 4,300,000 shares. However, shares covered by awards that expire or otherwise terminate without having been exercised in full and shares that are forfeited, or repurchased by us under the Equity Incentive Plan will be returned to the Equity Incentive Plan and available for issuance in connection with future awards. On and after the adoption of the amendment and restatement, awards settled in cash instead of shares will be counted against the maximum share reserve in the same manner as if they were settled in shares of the Company’s common stock.

Limitations on Awards. No participant may receive awards under the Equity Incentive Plan covering more than 1,000,000 shares in the aggregate during any calendar year. In addition, each non-employee director’s total annual compensation, including awards under the Equity Incentive Plan and cash paid under the Equity Incentive Plan or otherwise, is limited to $300,000.

Administration. Our board of directors (or our compensation committee or any other committee of the board of directors as may be appointed by our board of directors from time to time) administers the Equity Incentive Plan. The board of directors has appointed and delegated authority to our compensation committee to act as Plan administrator. Among other responsibilities, the Equity Incentive Plan administrator selects participants from among the eligible individuals, determines the number of shares that will be subject to each award and determines the terms and conditions of each award, including methods of payment, vesting schedules and limitations and restrictions on awards. The Equity Incentive Plan administrator may amend, suspend or terminate the Equity Incentive Plan at any time. Amendments will not be effective without stockholder approval if stockholder approval is required by applicable law or stock exchange requirements. Unless terminated earlier, the Equity Incentive Plan will terminate on April 25, 2026.

Stock Options. Incentive and nonstatutory stock options are granted pursuant to incentive and nonstatutory stock option agreements. Employees, directors and consultants may be granted nonstatutory stock options, but only employees may be granted incentive stock options. The Equity Incentive Plan administrator determines the exercise price of a stock option, which generally cannot be less than 100% (or 110% in the case of an incentive stock option granted to a more than 10% stockholder) of the fair market value of our common stock on the date of grant, except when assuming or substituting options in limited situations such as an acquisition. Generally, options granted under the Equity Incentive Plan will vest ratably over a five-year period and have a term of ten years (or five years in the case of an incentive stock option granted to a 10% stockholder), unless otherwise specified by the Equity Incentive Plan administrator in the option agreement.

Acceptable consideration for the purchase of common stock issued on the exercise of a stock option is determined by the Equity Incentive Plan administrator and may include cash or check, a broker-assisted cashless exercise, tendering of previously owned stock, stock withholding and other approved legal consideration such as a full recourse promissory note (other than for directors and executive officers).

Unless the Equity Incentive Plan administrator provides otherwise (solely with respect to transfers to certain family members and estate planning vehicles), nonstatutory options generally are not transferable except by will or the laws of descent and distribution. However, an option holder may designate a beneficiary who may exercise the option following the option holder’s death. Incentive stock options are not transferable except by will or the laws of descent and distribution.

Restricted Awards. Restricted awards may be in the form of restricted stock awards or restricted stock units. A restricted stock award consists of shares of our common stock that generally are non-transferable and subject to forfeiture or other restrictions imposed by the Equity Incentive Plan administrator. Any certificates representing shares of restricted stock that are registered in a participant’s name will bear an appropriate legend referring to the applicable terms, conditions and restrictions, and may be retained in the company’s possession until all applicable restrictions have lapsed. A restricted stock unit award represents the right to receive a specified number of shares of our common stock, or a cash payment equal to the fair market value of a specified number of shares of our common stock as of a specified date, subject to any vesting or other restrictions deemed appropriate by the Equity Incentive Plan administrator. Restrictions on restricted awards may lapse separately or in combination, at such times, in such circumstances, in installments or otherwise as determined by the Equity Incentive Plan administrator. If a participant terminates employment or services during the restricted period, then any unvested restricted award will be forfeited except as otherwise provided in the award agreement. The Equity Incentive Plan administrator may waive any restrictions or forfeiture conditions relating to a restricted award. Restricted stock units will be settled at the time designated by the Equity Incentive Plan administrator in the award agreement, in the form of cash or shares of common stock, or in a combination of both, as provided by the Equity Incentive Plan administrator in the award agreement.

Performance Awards. Performance awards entitle the recipient to vest in or acquire shares of common stock or in the right to receive a specified number of shares of common stock, a cash payment equal to the fair market value of a specified number of shares as of a specified date, or a combination of shares and cash, upon the attainment of specified performance goals. Performance awards may be granted independent of or in connection with the granting of any other award under the Equity Incentive Plan.

Performance goals are established by the Equity Incentive Plan administrator based on one or more of the following business criteria that apply to the participant, a business unit, or us and our affiliates:

•	revenue;

•	sales

•	earnings before all or any of interest expense, taxes, depreciation and/or amortization ("EBIT," "EBITA" or "EBITDA");

•	funds from operations;

•	funds from operations per share;

•	operating income;

•	operating income per share;

•	pre-tax or after-tax income;

•	net cash provided by operating activities;

•	cash available for distribution;

•	cash available for distribution per share;

•	working capital and components thereof;

•	sales (net or gross) measured by product line, territory, customer or customers, or other category;

•	return on equity or average stockholders’ equity, including total stockholder return on equity based on the net stock price change over a given period plus the dividends paid during that period;

•	return on assets;

•	return on capital;

•	enterprise value or economic value added;

•	share price performance;

•	improvements in the company's attainment of expense levels;

•	implementation or completion of critical projects;

•	improvement in cash-flow (before or after tax);

•	net earnings;

•	earnings per share;

•	earnings from continuing operations;

•	net worth;

•	credit rating;

•	levels of expense, cost, or liability by category, operating unit, or any other delineation;

•	any increase or decrease of one or more of the foregoing over a specified period; or

•	the occurrence of a Change in Control.

Performance goals will be objective and for awards granted to executive officers subject to the limits of Section 162(m) of the Code must be determined before 25% of the service period has elapsed but not later than 90 days after the beginning of the service period. No payout will be made on a performance award granted to a named executive officer unless all applicable performance goals and service requirements are achieved. Performance awards are non-transferable and generally terminate on the participant’s termination of employment or service during the service period.

Stock Appreciation Rights. Stock appreciation rights may be granted independent of or in tandem with any option under the Equity Incentive Plan. The strike price of a stock appreciation right is determined by the Equity Incentive Plan administrator, but as a general rule will not be less than the fair market value of our common stock on the date of grant. The strike price of a stock appreciation right granted in tandem with an option is the same as the exercise price of the option. A stock appreciation right generally entitles the holder to receive, on settlement, the excess of the fair market value of a share of our common stock on the date of exercise over the strike price, multiplied by the number of shares for which the right is exercised. Payment may be made in cash, delivery of stock or a combination of cash and stock as determined by the Equity Incentive Plan administrator.

Adjustments in Capitalization. The Equity Incentive Plan provides that in the event of certain corporate events or changes in our common stock, the Equity Incentive Plan administrator will proportionally adjust awards, the number and class of shares available under the Equity Incentive Plan and the maximum number of shares that may be granted under awards to any participant in a calendar year it determines to be appropriate.

Change in Control and other Corporate Transactions. The Equity Incentive Plan provides that in the event of a change in control transaction or other corporate transaction such as a dissolution or liquidation of our company, or any corporate separation or division, then all outstanding awards under the Equity Incentive Plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company), or may be cancelled either with or without consideration for the vested portion of the awards, all as determined by the Equity Incentive Plan administrator. If an award would be cancelled without consideration paid to the extent vested, the participant may exercise the award in full or in part for a period of ten days.

Viper’s Long-Term Incentive Plan

To incentivize Viper’s management and directors to continue to grow Viper’s business, the board of directors of Viper’s general partner adopted the Viper LTIP for employees, officers, consultants and directors of Viper’s general partner and any of its affiliates, including Diamondback, who perform services for Viper.

The purpose of the Viper LTIP is to provide a means to attract and retain individuals who are essential to Viper’s growth and profitability and to encourage them to devote their best efforts to advancing Viper’s business by affording such individuals a means to acquire and maintain ownership of awards, the value of which is tied to the performance of Viper’s common units. The Viper LTIP provides for the grant of unit options, unit appreciation rights, restricted units, unit awards, phantom units, distribution equivalent rights, cash awards, performance awards, other unit-based awards and substitute awards (collectively, “awards”). These awards are intended to align the interests of employees, officers, consultants and directors with those of Viper’s unitholders and to give such individuals the opportunity to share in Viper’s long-term performance. Any awards that are made under the Viper LTIP will be approved by the board of directors of Viper’s general partner or a committee thereof that may be established for such purpose. Viper will be responsible for the cost of awards granted under the LTIP.

Viper’s general partner has made grants under the Viper LTIP of (a) phantom units to the non-employee directors of Viper’s general partner (see “Director Compensation” included in Viper’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 7, 2018 (as amended on February 16, 2018), for information regarding those awards) and (b) at the time of the Viper IPO, an aggregate of 2,500,000 unit options to the executive officers of Viper’s general partner. Each unit option entitles the recipient to purchase one of Viper’s common units. In accordance with the Viper LTIP, the exercise price of the unit options granted may not be less than the market value of our common units on the date of grant. The outstanding unit options had an exercise price of $26.00 per unit, which was the price to the public in the Viper IPO. All outstanding unit options were amended effective November 29, 2016 to provide that vested unit options became exercisable upon the earlier to occur of (i) the “Exercise

Window Period” beginning on the third anniversary of the date of grant and ending on December 31, 2017, or (ii) the “Change of Control Exercise Period” beginning ten days before and ending on the date a change of control occurs (the earlier occurring of such events, the “Exercise Period”). At any time within the Exercise Period, if a participant attempted to exercise a vested unit option and the fair market value per unit as of such date was less than the exercise price per option unit, the vested unit option would not be exercisable. As of December 31, 2017, all vested unit options automatically terminated and became null and void.

Administration

The Viper LTIP is administered by the board of directors of Viper’s general partner pursuant to its terms and all applicable state, federal, or other rules or laws. The board of directors of Viper’s general partner has the power to determine to whom and when awards will be granted, determine the amount of awards (measured in cash or in shares of our common units), proscribe and interpret the terms and provisions of each award agreement (the terms of which may vary), accelerate the vesting provisions associated with an award, delegate duties under the Viper LTIP and execute all other responsibilities permitted or required under the Viper LTIP.

Change in Control

Upon a “change in control” (as defined in the Viper LTIP), the board may, in its discretion, (i) remove any forfeiture restrictions applicable to an award, (ii) accelerate the time of exercisability or vesting of an award, (iii) require awards to be surrendered in exchange for a cash payment, (iv) cancel unvested awards without payment or (v) make adjustments to awards as the committee deems appropriate to reflect the change in control.

Termination of Employment or Service

The consequences of the termination of a participant’s employment, consulting arrangement or membership on the board of directors of Viper’s general partner will be determined by the board in the terms of the relevant award agreement.

2014 Executive Annual Incentive Compensation Plan

Eligibility. Our executive officers and selected employees and those of our subsidiaries are eligible to receive awards under the 2014 Plan.

Awards. The 2014 Plan provides for awards of incentive compensation that are contingent on the attainment of specific performance targets. The Administrator establishes the performance targets for each award and the performance period during which the performance is to be measured, which will generally be our fiscal year. Performance targets may include a minimum level of performance below which no payment will be made, levels of performance at which specified percentages of the award will be paid, and a maximum level of performance above which no additional award will be paid. The Administrator must adopt the performance targets and criteria for awards granted to executive officers subject to the limits of Section 162(m) of the Code, whom we refer to as “Covered Employees,” no later than the earlier of:

•	90 days after the beginning of the performance period; or

•	the time when 25% of the performance period has elapsed.

In addition, award amounts to be paid to any Covered Employee for any one year may not exceed the lesser of: (i) 300% of base salary at the time the award is established, or (ii) $6.0 million. Individual awards may be subject to lesser limits in the discretion of the compensation committee.

Performance Factors. Performance targets for each award are to be based on pre-established performance factors, which may include any or all of the following, individually or in combination:

•	revenue;

•	net sales;

•	operating income;

•	earnings before all or any of interest, taxes, depreciation and/or amortization (“EBIT,” “EBITA” or “EBITDA”);

•	growth of oil and natural gas production;

•	growth of estimated or proved reserves;

•	capital efficiency based on revenue per barrel of oil equivalent (“BOE”) produced;

•	lease operating expenses;

•	general and administrative expenses;

•	net cash provided by operating activities or other cash flow measurements;

•	working capital and components thereof;

•	return on equity or average stockholders’ equity;

•	return on assets;

•	market share;

•	net or gross sales measured by product line, territory, one or more customers, or other category;

•	stock price;

•	earnings per share;

•	earnings from continuing operations;

•	net worth;

•	credit rating; and

•	levels of expense, cost or liability by category, operating unit or any other delineation; or any increase or decrease of one or more of the foregoing over a specified period.

These performance factors may relate to the performance of the Company or the performance of a business unit, product line, territory, or any combination of these. Performance targets for employees who are not executive officers may also be based on other additional objective or subjective performance criteria established by the Administrator.

Limitation on Discretion. The Administrator may at any time establish additional conditions and terms of payment of awards, including additional financial, strategic or individual goals, which may be objective or subjective. The Administrator may exercise negative discretion to reduce the amount of an award, but may not adjust upwards the amount payable pursuant to any award to a Covered Employee, nor may it waive the achievement of the performance target requirement for any Covered Employee, except in the case of the death or disability of the participant or a change in control of the Company.

Payment of Awards. Unless the Administrator determines otherwise, all payments in respect of awards granted under the 2014 Plan will be made in cash, and will be paid within a reasonable period after the end of the performance period. In the case of awards designed not to be subject to Code Section 409A as deferred compensation, payments will be made not later than the latest date at which such awards will still qualify for the Section 409A exemption for short-term deferrals. Unless the Administrator provides otherwise, a participant must be employed by us on the date that awards are paid to receive an award payment, except in the case of death or disability. If a participant dies or becomes disabled during a performance period, the participant (or the participant’s beneficiary) will receive a pro-rated award payment at the same time all other awards are paid for the performance period. In the event of a change in control, each named executive officer will be paid the target award amount (mid-point of any specified range of potential award payment amount) based on the assumption that the performance target was attained at the target level (mid-point of any specified range of performance targets) for the entire performance period. The target award amount will be paid within ten (10) days following the consummation of the change in control transaction.

Certification of Performance. Before payment of any award to a Covered Employee our compensation committee must certify in writing that the performance target requirement for such award was met.

Term. The 2014 Plan was effective as of April 1, 2014 with respect to the fiscal year performance period beginning January 1, 2014. The Administrator may at any time terminate the 2014 Plan in whole or in part.

Amendment of the 2014 Plan. The Administrator may at any time amend the 2014 Plan, subject to approval by our stockholders to the extent stockholder approval is necessary to continue to qualify as “performance-based compensation” under Section 162(m) of the Code, as in effect prior to January 1, 2018.

Administration of the Plan. Our Board has delegated its authority to administer the 2014 Plan to the Company’s compensation committee, to whom we refer as the “Administrator.” The compensation committee is expected to consist solely of at least two “outside directors” within the meaning of Section 162(m) of the Code, as in effect prior to January 1, 2018. The Administrator has the authority to administer the 2014 Plan and to exercise all the powers and authorities either specifically granted to it under the 2014 Plan or necessary or advisable in the administration of the 2014 Plan, including (but not limited to) the following:

•	to interpret the 2014 Plan and any award;

•	to prescribe rules relating to the 2014 Plan;

•	to determine the persons to receive awards;

•	to determine the terms, conditions, restrictions and performance criteria, including performance factors and performance targets, relating to any award;

•	to accelerate an award that is designed not to be deferred compensation subject to Code Section 409A (after the attainment of the applicable performance target or targets);

•
to adjust performance targets in recognition of specified events such as unusual or non-recurring events affecting us or our financial statements, including certain asset dispositions, cessation of operations resulting from a natural disaster, or in response to changes in applicable laws, regulations, or accounting principles as specified in the 2014 Plan or in the performance targets established for any performance period;

•	to waive restrictive conditions for an award (but not performance targets); and

•	to make any other determinations that may be necessary or advisable for administration of the 2014 Plan.

Federal Income Tax Consequences of the 2014 Plan

Under federal income tax laws currently in effect:

Participants in the 2014 Plan will recognize in the year of payment ordinary income equal to the award amount, which is subject to applicable income and employment tax withholding by us (including the additional tax of 0.9% imposed on wages in excess of $200,000 under Section 3101(b)(2) of the Code). Under current regulations and guidance, we expect that awards under the 2014 Plan will not be subject to Section 409A of the Code, which imposes restrictions on nonqualified deferred compensation arrangements and penalizes participants for violating these restrictions.

Section 162(m) of the Code - Million Dollar Deduction Limit

We expect that we will be entitled to a deduction for payments attributable to awards under the Plan subject to the limits of Section 162(m) of the Code. Section 162(m) of the Code generally prohibits the Company from deducting compensation of more than $1,000,000 that is paid to the Chief Executive Officer and the other named executive officers who are “covered employees” (the Chief Financial Officer and the three other highest paid executive officers) as defined in Section 162(m). Prior to 2018, an exception to this limitation on deduction was available for certain types of compensation, including qualified “performance based compensation,” which required compliance with certain requirements under Section 162(m) of the Code and the regulations issued thereunder. As a result of new tax legislation that was enacted at the end of 2017, the performance-based compensation exception is no longer available for taxable years beginning after December 31, 2017, unless such performance-based compensation qualifies for transition relief for written binding contracts that were in effect as of November 2, 2017. Therefore, compensation paid to “covered employees” under awards granted after that date under the 2014 Plan that exceeds the deduction limitation is not expected to be deductible by the Company. The 2014 Plan was designed, and prior to 2018 the Company generally granted awards under the 2014 Plan, to satisfy the requirements for qualified performance based compensation in effect prior to 2018 and thereby be deductible under Section 162(m) of the Code. The Company intends to comply with the transition rule for written binding contracts for awards granted under the 2014 Plan prior to November 2, 2017, as long as the Committee determines that to be in the Company’s best interest. However, compensation paid to “covered employees” pursuant to awards granted under the 2014 Plan after that date that exceeds the Section 162(m) deduction limitation is not expected to be deductible by the Company.

401(k) Plan

We participate in a 401(k) Plan. Employees may elect to defer a portion of their compensation up to the statutorily prescribed limit. Each pay period we make a matching contribution to each employee’s deferral, not to exceed 10 percent of compensation. An employee’s interests in his or her deferrals and our matching contributions are, in each case, 100% vested when contributed. The 401(k) Plan is intended to qualify under Section 401(a) of the Internal Revenue Code. As such, contributions to the 401(k) Plan and earnings on those contributions are not taxable to the employee until distributed from the 401(k) Plan, and all timely made contributions are deductible by us for the year in which they are allocable.

Effect of Our Compensation Policies and Practices on Risk and Risk Management

The compensation committee reviews the risks and rewards associated with our compensation policies and programs. We believe that such policies and programs encourage and reward prudent business judgment and avoid encouraging excessive risk-taking over the long term. With respect to specific elements of compensation:

•
We believe that our programs balance short- and long-term incentives for our executive officers providing for an appropriate mix of fixed, discretionary and equity compensation that overall encourages long-term performance.

•
We believe that annual base salaries for our named executive officers do not encourage excessive risk-taking as they are fixed amounts that are subject to discretionary increases by our compensation committee, based, among other factors, on annual performance evaluations. We also believe that such annual base salaries are set at reasonable levels, as compared to the base salaries of similarly situated individuals at our peer group companies. The base salary represents a portion of our named executive officers’ overall compensation potential and is balanced by the other elements of their overall compensation potential, which are tied to both performance and long-term service.

•
Our annual incentive bonuses are designed to award achievement of short-term performance-driven results. The payment and amounts of the 2017 annual incentive bonuses were based upon meeting of certain performance criteria and targets established by the compensation committee for 2017, as disclosed in more detail above, which we believe were set at meaningful levels and do not encourage excessive risk taking. We also believe that performance criteria and targets established by the compensation committee for 2018 were similarly designed to encourage performance, but not excessive risk taking.

•
Restricted stock units granted to our named executive officers are subject to performance-based and time-vesting provisions. We award restricted stock units to promote performance and ensure that our executives have a continuing stake in the long-term success of the Company as the value of the award will depend on the stock price at and after the time of vesting. We believe that a mixture of performance-based and time-vesting equity awards represent a balanced approach to long-term equity compensation and do not encourage excessive risk taking that may be associated with the compensation approach focused solely on equity awards that vest strictly based on achieving certain targets. We also believe that the weight given by our compensation committee to performance-based equity awards, as compared to time-vesting equity awards, provide incentive to our named executive officers to take appropriate amount of risk to drive the Company's performance and enhance stockholder value.

•
As described above in the discussion of the employment agreements of the named executive officers, our named executive officers are entitled to certain benefits that are payable upon the occurrence of their termination without “cause,” resignation for “good reason,” or certain change in control transactions.

Based on the foregoing, the compensation committee believes that the Company does not utilize compensation policies and programs creating risks that are reasonably likely to have a material adverse impact on the Company.

Compensation Committee Report

The compensation committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on its review and discussion with management, the compensation committee recommended that the summary of Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the compensation committee:

Michael P. Cross, Chairman
David L. Houston
Mark L. Plaumann

Compensation Committee Interlocks and Insider Participation

The compensation committee of our board of directors consists of David L. Houston, Michael P. Cross and Mark L. Plaumann. No current member of our compensation committee has ever been an officer or employee of ours. None of our executive officers serves, or has served during the past fiscal year, as a member of the board of directors or compensation committee of any other company that has or had one or more executive officers serving as member of our board of directors or compensation committee.

SUMMARY COMPENSATION TABLE

The following table provides information concerning compensation of our principal executive officer, principal financial officer and our three other highest paid executive officers, each our named executive officer, for the fiscal years ended December 31, 2017, 2016 and 2015.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)(4)
			Performance-based	Time Vested
Travis D. Stice	2017	$850,000	$5,552,940	$2,423,292	$1,428,000	$28,056	$10,282,288
Chief Executive Officer	2016	$830,000	$13,938,723	$5,707,698	$1,643,400	$27,940	$22,147,761
	2015	$830,000	$4,914,138	$2,453,196	$1,492,362	$27,940	$9,717,636
Teresa L. Dick	2017	$410,000	$1,461,300	$637,709	$551,040	$28,056	$3,088,105
Chief Financial Officer	2016	$380,000	$929,262	$380,496	$601,920	$27,940	$2,319,618
	2015	$350,000	$1,028,550	$513,450	$503,447	$27,940	$2,423,387
Michael L. Hollis	2017	$590,000	$3,409,700	$1,487,987	$892,080	$28,056	$6,407,823
Chief Operating Officer	2016	$510,000	$4,646,207	$1,902,545	$908,820	$27,940	$7,995,512
and President	2015	$445,000	$1,371,400	$684,600	$752,474	$27,940	$3,281,414
Russell Pantermuehl	2017	$560,000	$2,922,600	$1,275,417	$752,640	$28,056	$5,538,713
Executive Vice President -	2016	$500,000	$3,716,945	$1,522,049	$792,000	$27,940	$6,558,934
Reservoir Engineering	2015	$425,000	$1,371,400	$684,600	$611,329	$27,940	$3,120,269
Paul Molnar	2017	$475,000	$2,922,600	$1,275,417	$638,400	$28,056	$5,339,473
Executive Vice President -	2016	$425,000	$1,858,421	$760,993	$673,200	$27,940	$3,745,554
Exploration and Business Development	2015	$335,000	$1,005,510	$501,949	$481,871	$27,940	$2,352,270

(1)
The amounts shown in the above table reflect the grant date fair value of restricted stock units and stock options granted respectively, determined in accordance with FASB ASC Topic 718. See Note 10 to our consolidated financial statements for the fiscal year ended December 31, 2017, included in our Annual Report on Form 10-K, filed with the SEC on February 15, 2018, regarding assumptions underlying valuations of equity awards for 2017, 2016 and 2015. Details regarding equity awards that are still outstanding can be found in the “Outstanding Equity Awards at Fiscal 2017 Year-End” table. If the 2017 performance-based awards were valued at a grant date price of $109.01, the maximum value of these awards for Mr. Stice, Ms. Dick, Mr. Hollis, Mr. Pantermuehl and Mr. Molnar would be $7,269,877, $1,913,126, $4,463,960, $3,826,251 and $3,826,251, respectively.

(2)	The amounts shown reflect performance-based annual incentive bonuses granted under the Executive Annual Incentive Compensation Plan.

(3)
Amounts for 2017 include (i) our 401(k) plan contributions of $27,000 and life insurance premium payments of $1,056 for Mr. Stice, (ii) our 401(k) plan contributions of $27,000 and life insurance premium payments of $1,056 for Ms. Dick, (iii) our 401(k) plan contributions of $27,000 and life insurance premium payments of $1,056 for Mr. Hollis, (iv) our 401(k) plan contributions of $27,000 and life insurance premium payments of $1,056 for Mr. Pantermuehl and (v) our 401(k) plan contributions of $27,000 and life insurance premium payments of $1,056 for Mr. Molnar. Amounts for 2016 include (i) our 401(k) plan contributions of $26,500 and life insurance premium payments of $1,440 for Mr. Stice, (ii) our 401(k) plan contributions of $26,500 and life insurance premium payments of $1,440 for Ms. Dick, (iii) our 401(k) plan contributions of $26,500 and life insurance premium payments of $1,440 for Mr. Hollis, (iv) our 401(k) plan contributions of $26,500 and life insurance premium payments of $1,440 for Mr. Pantermuehl and (v) our 401(k) plan contributions of $26,500 and life insurance premium payments of $1,440 for Mr. Molnar. Amounts in 2015 include (i) our 401(k) plan contributions of $26,500 and life insurance premium payments of $1,440 for Mr. Stice; (ii) our 401(k) plan contributions of $26,500 and life insurance premium payments of $1,440 for Ms. Dick, (iii) our 401(k) plan contributions of $26,500 and life insurance premium payments of $1,440 for Mr. Hollis, (iv) our 401(k) plan contributions of $26,500 and life insurance premium payments of $1,440 for Mr. Pantermuehl and (v) our 401(k) plan contributions of $26,500 and life insurance premium payments of $1,440 for Mr. Molnar.

(4)
During 2017, 2016 and 2015, Mr. Stice, Ms. Dick, Mr. Hollis, Mr. Pantermuehl and Mr. Molnar also performed services as executive officers and/or directors of the general partner of Viper, our publicly traded subsidiary, as set forth in more detail in their respective biographies above, and their time was allocated between managing our business and managing the business of Viper. In accordance with the terms of Viper’s amended and restated limited partnership agreement, in 2017, 2016 and 2015, we were reimbursed for compensation related expenses attributable to the portion of the executive’s time allocated to providing services to Viper. During 2016 and 2015, we did not allocate any time of our named executive officers to Viper for reimbursement. During 2017, Viper reimbursed us approximately $305,930, $130,353, $0, $118,695 and $0 attributable to time allocated to providing services to Viper by Mr. Stice, Ms. Dick, Mr. Hollis, Mr. Pantermuehl and Mr. Molnar, respectively.

2017 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units		Grant Date Fair Value of Stock and Option Awards(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Travis D. Stice	2/16/2017	$425,000	$850,000	$1,700,000
	2/16/2017				16,673	33,345	66,690	22,230	(3)	$7,976,232
Teresa L. Dick	2/16/2017	$164,000	$328,000	$656,000
	2/16/2017				4,388	8,775	17,550	5,850	(3)	$2,099,009
Michael L. Hollis	2/16/2017	$265,500	$531,000	$1,062,000
	2/16/2017				10,238	20,475	40,950	13,650	(3)	$4,897,687
Russell Pantermuehl	2/16/2017	$224,000	$448,000	$896,000
	2/16/2017				8,775	17,550	35,100	11,700	(3)	$4,198,017
Paul Molnar	2/16/2017	$190,000	$380,000	$760,000
	2/16/2017				8,775	17,550	35,100	11,700	(3)	$4,198,017

(1)
Reflects performance-based annual incentive bonuses granted under the Annual Incentive Plan for 2017. No non-equity incentive plan awards are paid under the Annual Incentive Plan for performance below the pre-determined thresholds.

(2)
Represents performance-based restricted stock units granted under the 2012 Plan, which awards are subject to the satisfaction of certain total stockholder return performance conditions relative to our peer group for the performance period commencing on January 1, 2017 and ending on December 31, 2018 for the two-year performance period and for the performance period commencing on January 1, 2017 and ending on December 31, 2019 for the three-year performance period, and continuous service requirements. The restricted stock units will vest once the compensation committee has made a certification as to whether the performance goals have been reached. The compensation committee will make this determination following the date of publication of our quarterly earnings statement for the fourth quarter of 2018 and before March 15, 2019 for the two-year performance period and following the date of publication of our quarterly earnings statement for the fourth quarter of 2019 and before March 15, 2020 for the three-year performance period. The number of restricted stock units that will vest is based on the Company’s Total Stockholder Return compared to its peers. The Total Stockholder Return is calculated over the performance period by dividing (1) the sum of (a) the cumulative value of dividends received during the performance period, assuming reinvestment, plus (b) the difference between the stock price at the end and at the beginning of the performance period; by (2) the stock price at the beginning of the performance period. No equity incentive plan awards vest if the relative Total Stockholder Return for the applicable performance period is below the threshold percentile.

(3)
Represents restricted stock units granted under the 2012 Plan, of which one-third vested on each of February 16, 2017 and February 16, 2018, and the remaining units will vest on February 16, 2019. These awards are subject to continuous service requirements.

(4)
The amounts shown reflect the grant date fair value of restricted stock units granted, determined in accordance with FASB ASC Topic 718. See Note 10 to our consolidated financial statements for the fiscal year ended December 31, 2017, included in our Annual Report on Form 10-K, filed with the SEC on February 15, 2018, regarding assumptions underlying valuations of equity awards for 2017.

OUTSTANDING EQUITY AWARDS AT FISCAL 2017 YEAR-END

The following table provides information concerning equity awards outstanding for our named executive officers at December 31, 2017.

Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units of Stock That Have Not Vested(1)
Travis D. Stice				180,338	(3)	$22,767,673
				90,168	(4)	$11,383,710
	30,056	(2)	$3,794,570	22,230	(5)	$2,806,538
	14,820	(2)	$1,871,025	44,460	(6)	$5,613,075
Teresa L. Dick				12,022	(3)	$1,517,778
				6,012	(4)	$759,015
	2,004	(7)	$253,005	5,850	(5)	$738,563
	3,900	(7)	$492,375	11,700	(6)	$1,477,125
Michael L. Hollis				60,112	(3)	$7,589,140
				30,056	(4)	$3,794,570
	10,019	(8)	$1,264,899	13,650	(5)	$1,723,313
	9,100	(8)	$1,148,875	27,300	(6)	$3,446,625
Russell Pantermuehl				48,090	(3)	$6,071,363
				24,044	(4)	$3,035,555
	8,015	(9)	$1,011,894	11,700	(5)	$1,477,125
	7,800	(9)	$984,750	23,400	(6)	$2,954,250
Paul Molnar				24,044	(3)	$3,035,555
				12,022	(4)	$1,517,778
	4,007	(10)	$505,884	11,700	(5)	$1,477,125
	7,800	(10)	$984,750	23,400	(6)	$2,954,250

(1)
Market value of shares or units that have not vested is based on the closing price of $126.25 per share of our common stock on the Nasdaq Global Select Market on December 29, 2017, the last trading day of 2017.

(2)	The 30,056 restricted stock units vested on January 2, 2018 and, of the 14,820 restricted stock units, 7,410 vested on February 16, 2018 and the remaining 7,410 will vest on February 16, 2019.

(3)
Reflects the maximum number of performance-based restricted stock units granted. These performance-based restricted stock units were granted under the 2012 Plan subject to the satisfaction of certain total stockholder return performance conditions relative to our peer group for the performance period commencing on January 1, 2016 and ending on December 31, 2017. All of these performance-based restricted stock units vested as of December 31, 2017 upon certification by the compensation committee of attainment of the applicable performance conditions and settlement of these units on February 14, 2018.

(4)
Reflects the maximum number of performance-based restricted stock units granted. These performance-based restricted stock units were granted under the 2012 Plan subject to the satisfaction of certain total stockholder return performance conditions relative to our peer group for the performance period commencing on January 1, 2016 and ending on December 31, 2018, as certified by the compensation committee by not later than March 15, 2019, and continuous service requirements.

(5)
Reflects the maximum number of performance-based restricted stock units granted. These performance-based restricted stock units were granted under the 2012 Plan subject to the satisfaction of certain total stockholder return performance conditions relative to our peer group for the performance period commencing on January 1, 2017 and ending on December 31, 2018, as certified by the compensation committee by not later than March 15, 2019, and continuous service requirements.

(6)
Reflects the maximum number of performance-based restricted stock units granted. These performance-based restricted stock units were granted under the 2012 Plan subject to the satisfaction of certain total stockholder return performance conditions relative to our peer group for the performance period commencing on January 1, 2017 and ending on December 31, 2019, as certified by the compensation committee by not later than March 15, 2020, and continuous service requirements.

(7)	The 2,004 restricted stock units vested on January 2, 2018 and, of the 3,900 restricted stock units, 1,950 vested on February 16, 2018 and the remaining 1,950 will vest on February 16, 2019.

(8)	The 10,019 restricted stock units vested on January 2, 2018 and, of the 9,100 restricted stock units, 4,550 vested on February 16, 2018 and the remaining 4,550 will vest on February 16, 2019.

(9)	The 8,015 restricted stock units vested on January 2, 2018 and, of the 7,800 restricted stock units, 3,900 vested on February 16, 2018 and the remaining 3,900 will vest on February 16, 2019.

(10)	The 4,007 restricted stock units vested on January 2, 2018 and, of the 7,800 restricted stock units, 3,900 vested on February 16, 2018 and the remaining 3,900 will vest on February 16, 2019.

STOCK VESTED DURING FISCAL YEAR 2017

The following table provides certain information for the named executive officers with respect to the number of shares acquired upon the vesting of restricted stock awards during 2017.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Travis D. Stice	121,076	$12,925,075
Teresa L. Dick	21,454	$2,309,380
Michael L. Hollis	37,902	$4,044,777
Russell Pantermuehl	35,248	$3,768,510
Paul Molnar	25,017	$2,685,108

(1)
Value realized on vesting is based on the vesting date closing price per share of our common stock on the Nasdaq Global Select Market. If the Nasdaq Global Select Market was closed on the vesting date, the calculation was made using the opening price on the next day on which the market was open.

OPTION EXERCISES UNDER THE VIPER LTIP DURING FISCAL YEAR 2017

No unit options granted to our named executive officers under the Viper LTIP were exercised by them during 2017. The exercise price for such unit options was below the trading price for Viper’s common units on the Nasdaq Global Select Market during 2017. No phantom units or other equity awards were held by our named executive officers during 2017 under the Viper LTIP.

Pay Ratio Disclosure

Pursuant to Item 402(u) of Regulation S-K, we are disclosing the pay ratio and supporting information comparing the median of the annual total compensation of our employees (including full-time, part-time, seasonal and temporary employees) other than Mr. Stice, our Chief Executive Officer, and the annual total compensation of our Chief Executive Officer. The pay ratio is calculated in a manner consistent with Item 402(u) of Regulation S-K.

For the year ended December 31, 2017, our last completed fiscal year:

•	The median of the annual total compensation of all of our employees, other than our Chief Executive Officer, is $135,159.

•	The annual total compensation of our Chief Executive Officer is $10,282,288.

Based on this information, the ratio of the annual total compensation of out Chief Executive Officer to the median of the annual total compensation of all other employees is 76:1.

To identify the median employee, we selected December 31, 2017 as the date upon which we identified the "median employee". On that date, our employee population consisted of 250 employees excluding the Chief Executive Officer. To identify the median compensated employee, we (a) used annual base pay at December 31, 2017, (b) estimated short-term incentive at target for the 2017 performance year and (c) estimated long-term incentive at target based on 2017 annual base salary.

Once we identified our median employee, we calculated that employee’s annual total compensation for 2017 in the same manner that we determined the total compensation of our named executive officers for purposes of the Summary Compensation Table set forth above. This resulted in an annual compensation of $135,159 for the identified employee for the year ended December 31, 2017. The calculation of the total compensation for our Chief Executive Officer is included in the Summary Compensation Table set forth above.

POTENTIAL PAYMENTS UPON TERMINATION, RESIGNATION OR CHANGE OF CONTROL FOR FISCAL YEAR 2017

The following tables provide information regarding potential payments to each of our named executive officers in connection with certain termination events, including a termination related to a change of control of the Company, as of December 31, 2017.

	Termination Without Cause or Resignation for Good Reason(1)
Name	Base Salary		Annual Incentive Bonus	$126.25 RSUs(3)	Total
Travis D. Stice	$3,431,562	(2)	$0	$48,236,590	$51,668,152
Teresa L. Dick	$410,000	(6)	$0	$0	$410,000
Michael L. Hollis	$590,000	(7)	$0	$0	$590,000
Russell Pantermuehl	$560,000	(8)	$0	$0	$560,000
Paul Molnar	$475,000	(9)	$0	$0	$475,000

	Change of Control
Name	Base Salary	Annual Incentive Bonus (10)	$126.25 RSUs(3)		Total
Travis D. Stice	$0	$850,000	$48,236,590	(4)(5)	$49,086,590
Teresa L. Dick	$0	$328,000	$5,237,860	(4)(5)	$5,565,860
Michael L. Hollis	$0	$531,000	$18,967,421	(4)(5)	$19,498,421
Russell Pantermuehl	$0	$448,000	$15,534,936	(4)(5)	$15,982,936
Paul Molnar	$0	$380,000	$10,475,341	(4)(5)	$10,855,341

	Termination upon Death or Disability(1)
Name	Base Salary		Annual Incentive Bonus (11)	$126.25 RSUs(3)		Total
Travis D. Stice	$3,431,562	(2)	$1,428,000	$48,236,590	(4)(5)(12)	$53,096,152
Teresa L. Dick	$410,000	(6)	$551,040	$5,237,860	(4)(5)(12)	$6,198,900
Michael L. Hollis	$590,000	(7)	$892,080	$18,967,421	(4)(5)(12)	$20,449,501
Russell Pantermuehl	$560,000	(8)	$752,640	$15,534,936	(4)(5)(12)	$16,847,576
Paul Molnar	$475,000	(9)	$638,400	$10,475,341	(4)(5)(12)	$11,588,741

(1)
In the event a named executive officer is terminated upon death or disability or is terminated without cause, or if the executive officer resigns for good reason, the receipt of the payments and benefits described in this table is subject to such executive’s or his estate’s (i) full general release of all known and unknown claims against us related to the executive officer’s termination or employment and (ii) continued compliance with the confidentiality, non-interference, proprietary information, return of property, non-solicitation, non-disparagement, cooperation and, except in certain cases described below, non-competition provisions of such executive’s employment agreement. The executive officer is bound by the non-competition, non-interference and non-solicitation provisions for six months after his or her employment ends. Mr. Stice is bound by the cooperation provisions of his employment agreement for 12 months after his employment ends.

(2)
Represents the amount payable under Mr. Stice’s employment agreement, which was amended and restated effective April 18, 2014 to provide for a three-year term commencing on April 18, 2014, which will be extended for successive one-year periods unless we or the executive elects to not extend the term. Under the employment agreement, as amended and restated to date, if (i) we terminate Mr. Stice’s employment without “cause” or due to non-renewal of the term of his employment agreement, (ii) Mr. Stice resigns for good reason, meaning such resignation follows a material uncured breach by us of the employment agreement, relocation of his principal office 25 miles outside of Midland, Texas or a material diminution in Mr. Stice’s position, duties or authority, or (iii) Mr. Stice’s employment is terminated due to death or disability, then Mr. Stice will be entitled to (y) monthly severance pay in an amount equal to twice his monthly base salary for the longer of 24 months or the number of months remaining in the term of his employment agreement and (z) full coverage for health care benefits for Mr. Stice and his family for 18 months or until they are covered by another employer’s benefits. To receive this severance pay and benefits, Mr. Stice must comply with the restrictive covenants described above and execute a full general release in our favor, except that the restriction on competition will not apply in the event the executive resigns for good reason within 12 months following our change of control. In the event Mr. Stice's employment is terminated for “cause,” our obligations will terminate with respect to the payment of any base salary or bonuses effective as of the termination date, except for accrued but unpaid base salary. Mr. Stice’s severance pay will be paid in the same manner and at the same time as it would have if Mr. Stice employment had not ended, except that if, within 24 months after a change in control, Mr. Stice resigns for good reason or is terminated without cause his severance pay under clause (y) above will be paid in a lump sum amount. The $3,431,562 base amount includes $31,578 attributable to full coverage health care benefits for Mr. Stice and his family for 18 months.

(3)	The value of restricted stock units was calculated based on the closing price of our common stock of 126.25 per share on December 29, 2017.

(4)
Under the terms of the applicable award agreement with each of Mr. Stice, Ms. Dick, Mr. Hollis, Mr. Pantermuehl and Mr. Molnar, restricted stock units granted in January 2016 under our 2012 Plan will vest immediately (a) upon the sale, transfer or conveyance of substantially all of our assets, (b) if there is a significant change to the composition of our board of directors, (c) we adopt a plan of dissolution or liquidation, (d) in the event that more than 50% of the combined voting power of our then outstanding stock is controlled by one or more parties that is not us or (e) upon such executive officer’s death or disability.

(5)
Under the terms of the applicable award agreement with each of Mr. Stice, Ms. Dick, Mr. Hollis, Mr. Pantermuehl and Mr. Molnar, restricted stock units granted in February 2017 under our Equity Incentive Plan will vest immediately (a) upon the sale, transfer or conveyance of substantially all of our assets, (b) if there is a significant change to the composition of our board of directors, (c) we adopt a plan of dissolution or liquidation, (d) in the event that more than 50% of the combined voting power of our then outstanding stock is controlled by one or more parties that is not us or (e) upon such executive officer’s death or disability.

(6)
Represents the amount payable under Ms. Dick’s employment agreement, which was amended and restated effective January 1, 2014 to provide for a two-year term commencing on January 1, 2014, which will be extended for successive one-year periods unless we or the executive elects to not extend the term. Under the employment agreement, as amended and restated to date, if (i) we terminate Ms. Dick’s employment without “cause” or due to non-renewal of the term of her employment agreement, (ii) Ms. Dick resigns for good reason, meaning such resignation follows a material uncured breach by us of the employment agreement, relocation of her principal office 25 miles outside of Oklahoma City, Oklahoma or a material diminution in Ms. Dick’s position, duties or authority, or (iii) Ms. Dick’s employment is terminated due to death or disability, then Ms. Dick will be entitled to severance pay in an amount equal to 12 months’ base salary, provided, in each case, that the executive continues to comply with the restrictive covenants described above and executes a full general release in our favor, except that the restriction on competition will not apply in the event the executive resigns for good reason within 12 months following our change of control. This severance pay will be paid in the same manner and at the same time as it would have if Ms. Dick’s employment had not ended. In the event Ms. Dick’s employment is terminated for “cause,” our obligations will terminate with respect to the payment of any base salary or bonuses effective as of the termination date, except for accrued but unpaid base salary.

(7)
Represents the amount payable under Mr. Hollis’ employment agreement, which was amended and restated effective January 1, 2014 to provide for a two-year term commencing on January 1, 2014, which will be extended for successive one-year periods unless we or the executive elects to not extend the term. Under the employment agreement, as amended and restated to date, if (i) we terminate Mr. Hollis’ employment without “cause” or due to non-renewal of the term of his employment agreement, (ii) Mr. Hollis resigns for good reason, meaning such resignation follows a material uncured breach by us of the employment agreement, relocation of his principal office 25 miles outside of Midland, Texas or a material diminution in Mr. Hollis’ position, duties or authority, or (iii) Mr. Hollis’ employment is terminated due to death or disability, then Mr. Hollis will be entitled to severance pay in an amount equal to 12 months’ base salary, provided, in each case, that the executive continues to comply with the restrictive covenants described above and executes a full general release in our favor, except that the restriction on competition will not apply in the event the executive resigns for good reason within 12 months following our change of control. This severance pay will be paid in the same manner and at the same time as it would have if Mr. Hollis’ employment had not ended. In the event Mr. Hollis’ employment is terminated for “cause,” our obligations will terminate with respect to the payment of any base salary or bonuses effective as of the termination date, except for accrued but unpaid base salary.

(8)
Represents the amount payable under Mr. Pantermuehl’s employment agreement, which was amended and restated effective January 1, 2014 to provide for a two-year term commencing on January 1, 2014, which will be extended for successive one-year periods unless we or the executive elects to not extend the term. Under the employment agreement, as amended and restated to date, if (i) we terminate Mr. Pantermuehl’s employment without “cause” or due to non-renewal of the term of his employment agreement, (ii) Mr. Pantermuehl resigns for good reason, meaning such resignation follows a material uncured breach by us of the employment agreement, relocation of his principal office 25 miles outside of Midland, Texas or a material diminution in Mr. Pantermuehl’s position, duties or authority, or (iii) Mr. Pantermuehl’s employment is terminated due to death or disability, then Mr. Pantermuehl will be entitled to severance pay in an amount equal to 12 months’ base salary, provided, in each case, that the executive continues to comply with the restrictive covenants described above and executes a full general release in our favor, except that the restriction on competition will not apply in the event the executive resigns for good reason within 12 months following our change of control. This severance pay will be paid in the same manner and at the same time as it would have if Mr. Pantermuehl’s employment had not ended. In the event Mr. Pantermuehl’s employment is terminated for “cause,” our obligations will terminate with respect to the payment of any base salary or bonuses effective as of the termination date, except for accrued but unpaid base salary.

(9)
Represents the amount payable under Mr. Molnar's employment agreement, which was entered into effective January 1, 2014 and provides for a two-year term commencing on January 1, 2014, which will be extended for successive one-year periods unless we or the executive elects to not extend the term. Under the employment agreement, if (i) we terminate Mr. Molnar's employment without “cause” or due to non-renewal of the term of his employment agreement, (ii) Mr. Molnar resigns for good reason, meaning such resignation follows a material uncured breach by us of the employment agreement, relocation of his principal office 25 miles outside of Midland, Texas or a material diminution in Mr. Molnar's position, duties or authority, or (iii) Mr. Molnar's employment is terminated due to death or disability, then Mr. Molnar will be entitled to severance pay in an amount equal to 12 months’ base salary, provided, in each case, that the executive continues to comply with the restrictive covenants described above and executes a full general release in our favor, except that the restriction on competition will not apply in the event the executive resigns for good reason within 12 months following our change of control. This severance pay will be paid in the same manner and at the same time as it would have if Mr. Molnar's employment had not ended. In the event Mr. Molnar's employment is terminated for “cause,” our obligations will terminate with respect to the payment of any base salary or bonuses effective as of the termination date, except for accrued but unpaid base salary.

(10)
Under the terms of the 2014 Executive Annual Incentive Compensation Plan, the awards granted under the 2014 Plan will be paid at the target award amount based on the assumption that the performance target was attained at the target level for the entire performance period if a “change of control” occurs. A “change of control” under the 2014 Plan is defined as (a) the sale, transfer or conveyance of substantially all of our assets, other than to Wexford Capital or its affiliates, (b) a significant change to the composition of our board of directors, (c) the adoption of a plan of dissolution or liquidation or (c) anyone other than Wexford Capital or its affiliates becoming the owner of more than 50% of the voting power of the Company. This amount will be paid within ten days following the triggering event.

(11)
Under the terms of the 2014 Executive Annual Incentive Compensation Plan, if the executive officer is terminated due to his or her death or disability, the officer is entitled to a prorated amount of the granted award based on the number of days the officer was employed by us during the applicable performance period. These awards will be paid at the same time as they would have had the officer remained employed.

(12)
Under the terms of the applicable award agreement, upon each named executive officer’s death or disability the number of performance-based restricted stock units the officer is entitled to is not determined until the end of the performance period and is settled at the same time it would have had the officer remained employed.  For purposes of calculating the number of performance-based restricted stock units that each named executive officer would be entitled to upon his or her death or disability, the Company assumed that its performance during the 2016-2018, 2017-2018 and 2017-2019 fiscal years relative to its peers would be substantially similar to its performance during the 2015-2017, 2016-2017 and 2015-2017 fiscal years, respectively.  As a result, the chart reflects that each named executive officer would be entitled to the maximum award amount under the award agreement for such named executive officer.

2017 EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, as of December 31, 2017, certain information with respect to all compensation plans under which equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	984,856	$0.00	2,363,592
Equity compensation plans not approved by security holders (3)	113,039	$18.48	8,957,317

(1)	Refers to the Equity Incentive Plan.

(2)	The weighted average exercise price does not take into account restricted stock units because they have no exercise price.
(3) Refers to the options to purchase common units of Viper and phantom units of Viper, in each case granted under the Viper LTIP.

2017 DIRECTOR COMPENSATION

The following table contains information with respect to 2017 compensation of our directors who served in such capacity during that year, except that the 2017 compensation of those directors who are also our named executive officers is disclosed in the 2017, 2016 and 2015 Summary Compensation Table above.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Steven E. West (3)	$164,875	$181,066	$345,941
Michael P. Cross	$96,375	$181,066	$277,441
David L. Houston	$96,375	$181,066	$277,441
Mark L. Plaumann	$96,375	$181,066	$277,441

(1)
Of these amounts, $50,000, $23,750, $23,750 and $23,750 were payments made in December 2017 to Mr. West, Mr. Cross, Mr. Houston and Mr. Plaumann, respectively, for services to be performed in the first quarter of 2018.

(2)
The amounts shown reflect the grant date fair value of restricted stock units granted, determined in accordance with FASB ASC Topic 718. See Note 10 to our consolidated financial statements for the fiscal year ended December 31, 2017, included in our Annual Report on Form 10-K, filed with the SEC on February 15, 2018, regarding assumptions underlying valuations of equity awards for 2017. Each non-employee director was awarded 2,055 restricted stock units in 2017, which will vest on the earlier of the one-year anniversary of the date of grant and the date of the 2018 annual meeting of stockholders. No additional equity awards were received by our non-employee directors to date in 2018.

(3)
Excludes the compensation awarded to Mr. West for his service as the Executive Chairman and a director of the general partner of Viper in 2017, which consisted of $58,875 in cash and a grant of 6,414 phantom unit awards on July 25, 2017, valued at $107,627, for a total compensation of $166,502. The phantom units granted will vest on July 1, 2018.

Director Compensation

Prior to July 1, 2017, non-employee directors of the Company received $47,500 in cash plus additional annual payments of $15,000 for the chairperson of the audit committee and $10,000 for each other member of the audit committee and $10,000 for the chairperson of all other committees and $5,000 for each other member of each other committee, with such amounts paid in quarterly installments. Additionally, each director received $1,000 for each board or committee meeting the director attends in person, and $500 for each board or committee meeting the director attends telephonically. After giving consideration to a competitive analysis prepared by Aon Hewitt with respect to director compensation and other factors, effective as of July 1, 2017, our board of directors eliminated the fees payable to non-employee directors for each meeting of the board or its committees attended in person or telephonically and increased the annual cash retainer for the Chairman of the Board from $47,500 to $200,000 and for the other non-employee directors from $47,500 to $65,000. Further, our board of directors adjusted the annual retainers for the chairperson of each of the board’s committees, increasing the annual retainer for the Chairman of the Audit Committee from $15,000 to $20,000 and for the chairperson of all other committees from $10,000 to $15,000, leaving unchanged the annual retainer of $10,000 payable to non-chair members of the Audit Committee and the annual retainer of $5,000 payable to each non-chair member of the board’s other committees. Consistent with our prior practice, cash compensation is payable to our non-employee directors in quarterly installments.

Effective July 1, 2017, our board of directors increased the annual equity compensation of our non-employee directors granted to them under our equity incentive plan. The value of such annual equity compensation, granted to non-employee directors in restricted stock units, was increased from $120,000 to $180,000, based on the average closing price per share of our common stock on the Nasdaq Global Select Market for the five trading days immediately preceding the date of grant. The annual grant of restricted stock will be made to non-employee directors at the close of business on the date of each annual meeting of our stockholders, except that the 2017 equity grant of 2,055 restricted stock units to each of our non-employee directors was made on July 12, 2017, based on the average closing price per share of our common stock for the five trading days immediately preceding July 1, 2017. Our board of directors also adjusted the vesting schedule for the annual equity grant from a three-year vesting schedule to a one-year vesting schedule for equity awards granted after July 1, 2017. As a result, the entire annual equity award granted to our non-employee directors will vest on the earlier of the first anniversary of the date of grant and the next annual meeting of our stockholders following the date of grant.

Stock Ownership
Holdings of Major Stockholders

The following table sets forth certain information regarding the beneficial ownership as of April 2, 2018 of shares of our common stock by each person or entity known to us to be a beneficial owner of 5% or more of our common stock.

MAJOR STOCKHOLDER TABLE

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership		Percent of Class
FMR LLC	11,008,374	(2)	11.2%
245 Summer Street Boston, MA 02210
Capital World Investors	9,819,497	(3)	10.0%
333 South Hope Street Los Angeles, CA 90071
Wellington Management Group LLP	8,516,281	(4)	8.6%
c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210
The Vanguard Group	8,211,298	(5)	8.3%
100 Vanguard Blvd. Malvern, PA 19355
Boston Partners	7,051,477	(6)	7.2%
One Beacon Street, 30th Floor Boston, MA 02108
JPMorgan Chase & Co.	5,698,495	(7)	5.8%
270 Park Ave New York, NY 10017
Brigham Resources, LLC	576,502	(8)	0.6%
5914 W. Courtyard Drive, Suite 200 Austin, TX 78730

(1)	Beneficial ownership is determined in accordance with SEC rules. The percentage of shares beneficially owned is based on 98,610,608 shares of common stock outstanding as of April 2, 2018.

(2)
Based solely on Schedule 13G/A jointly filed with the SEC on February 13, 2018 by FMR LLC ("FMR") and Abigail P. Johnson. Ms. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of 49% of the voting power of FMR. Members of the Johnson family may be deemed to form a controlling group with respect to FMR. Neither FMR nor Ms. Johnson has the sole power to vote or direct the voting of the common stock owned directly by the various investment companies (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co.”), a wholly owned subsidiary of FMR, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co. carries out the voting of the common stock under written guidelines established by the Fidelity Funds’ Boards of Trustees. FMR reported sole voting power over 1,292,018 shares of common stock and sole dispositive power over 11,008,374 shares of common stock. Ms. Johnson reported sole dispositive power over 11,008,374 shares of common stock. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of common stock. FMR Co. Inc., beneficially owns more than five percent of the common stock.

(3)
Based solely on Schedule 13G/A filed with the SEC on March 9, 2018 by Capital World Investors. Capital World Investors reported sole voting power over 9,819,497 shares of common stock and sole dispositive power over 9,819,497 shares of common stock.

(4)
Based solely on Schedule 13G/A jointly filed with the SEC on February 14, 2018 by Wellington Management Group LLP (“Wellington Management”), Wellington Group Holdings LLP ("Wellington Holdings"), Wellington Investment Advisors Holdings LLP ("Wellington Advisors") and Wellington Management Company LLP (" Wellington Company"). These shares are owned of record by clients of Wellington Company, Wellington Management Canada LLC, Wellington Management Singapore Pte Ltd., Wellington Management Hong Kong Ltd, Wellington Management International Ltd., Wellington Management Japan Pte Ltd., Wellington Management Australia Pty Ltd. (collectively, the "Wellington Investment Advisors"). Wellington Advisors controls directly, or indirectly through Wellington Management Global Holdings Ltd., the Wellington Investment Advisors. Wellington Advisors is owned by Wellington Holdings, which is in turn owned by Wellington Management. The clients of the Wellington Investment Advisors have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of this class of securities. Each of Wellington Management, Wellington Holdings and Wellington Advisors reported shared voting power over 5,433,331 shares and shared dispositive power over 8,516,281 shares. Wellington Company reported shared voting power over 4,499,618 shares and shared dispositive power over 7,285,225 shares.

(5)
Based solely on Schedule 13G/A filed with the SEC on February 7, 2018 by The Vanguard Group (“Vanguard”). Vanguard reported sole voting power over 72,863 shares of common stock, sole dispositive power over 8,122,699 shares of common stock, shared voting power over 19,835 shares of common stock, and shared dispositive power over 88,599 shares of common stock. Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., both wholly owned subsidiaries of Vanguard, are the beneficial owners of 44,953 and 71,556 shares, respectively, of common stock.

(6)
Based solely on Schedule 13G/A filed with the SEC on February 12, 2018 by Boston Partners. These shares are held by Boston Partners for the discretionary account of certain of its clients. To the knowledge of Boston Partners, no client has the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of common stock which represents more than five percent of the common stock. Boston Partners reported sole voting power over 5,840,038 shares, sole dispositive power over 7,051,477 shares and shared voting power over 11,018 shares.

(7)
Based solely on Schedule 13G/A filed with the SEC on January 19, 2018 by JPMorgan Chase & Co. (“JPMorgan”). JPMorgan reported sole voting power over 4,766,372 shares of common stock, shared voting power over 114,720 shares of common stock, sole dispositive power over 5,546,517 shares of common stock and shared dispositive power over 151,764 shares of common stock. JPMorgan is the beneficial owner of such shares of common stock on behalf of other persons, none of which is known to have an interest in more than five percent of the class of such securities.

(8)
Based solely on Schedule 13G/A jointly filed with the SEC on February 14, 2018 jointly by Brigham Resources Upstream Holdings, LP (“Brigham Upstream”), Brigham Resources, LLC (“Brigham”), Warburg Pincus & Company US, LLC (“Warburg Pincus”), PBRA, LLC (“Pine Brook”), Yorktown IX Associates LLC (“Yorktown IX”), Yorktown X Associates LLC (“Yorktown X”), Yorktown XI Associates LLC (“Yorktown XI”), and YT Brigham Associates LLC (together with Yorktown IX, Yorktown X and Yorktown XI, “Yorktown”). Brigham Upstream reported shared voting power and shared dispositive power over 543,990 shares of common stock. Brigham, Warburg Pincus, Pine Brook, Yorktown IX, Yorktown X, Yorktown XI and YT Brigham Associates LLC reported shared voting power and shared dispositive power over 576,502 shares of common stock. Warburg Pincus is the ultimate controlling entity of certain Warburg Pincus affiliated entities that are members of Brigham (the “WP Group”) and that, collectively, hold the right to appoint three of the nine representatives to the board of managers of Brigham. As a result, the WP Group (and Warburg Pincus, as the ultimate controller of the WP Group) may be deemed to have the power to vote or direct the vote or to dispose or direct the disposition of the shares owned by Brigham and, because Brigham is the general partner of Brigham Upstream, may be deemed to have the power to vote or direct the vote or to dispose or direct the disposition of the shares owned by Brigham Upstream. Warburg Pincus is the reporting person for purposes of this filing due to the de minimis interest of each member of the WP Group in Brigham. Pine Brook is the ultimate controlling entity of certain Pine Brook affiliated entities that are members of Brigham (the “Pine Brook Group”) and that, collectively, hold the right to appoint two of the nine representatives to the board of managers of Brigham. As a result, the Pine Brook Group (and Pine Brook, as the ultimate controller of the Pine Brook Group) may be deemed to have the power to vote or direct the vote or to dispose or direct the disposition of the shares owned by Brigham and, because Brigham is the general partner of Brigham Upstream, may be deemed to have the power to vote or direct the vote or to dispose or direct the disposition of the shares owned by Brigham Upstream. Pine Brook is the reporting person for purposes of this filing due to the de minimis interest of each member of the Pine Brook Group in Brigham. Yorktown and certain of its affiliates (the “Yorktown Entities”), collectively, hold the right to appoint two of the nine representatives to the board of managers of Brigham. As a result, the Yorktown Entities may be deemed to have the power to vote or direct the vote or to dispose or direct the disposition of the shares owned by Brigham and, because Brigham is the general partner of Brigham Upstream, may be deemed to have the power to vote or direct the vote or to dispose or direct the disposition of the shares owned by Brigham Upstream.

Holdings of Officers and Directors
The following table sets forth certain information regarding the beneficial ownership as of April 2, 2018 of shares of our common stock by each of our directors, by each named executive officer and by all directors and executive officers as a group:

Name of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (10)	Percent of Class
Travis D. Stice (2)	289,917	*
Teresa L. Dick(3)	23,465	*
Michael L. Hollis (4)	90,782	*
Russell Pantermuehl (5)	82,808	*
Paul Molnar (6)	33,257	*
Steven E. West(7)	3,379	*
Michael P. Cross (8)	11,952	*
David L. Houston (7)	11,952	*
Mark L. Plaumann (9)	6,052	*
Directors and Executive Officers as a Group (13 persons)	565,297	*
*Less than 1%.

(1)
Beneficial ownership is determined in accordance with SEC rules. In computing percentage ownership of each person, (i) shares of common stock subject to options held by that person that are exercisable as of April 2, 2018 and (ii) shares of common stock subject to options or restricted stock units held by that person that are exercisable or vesting within 60 days of April 2, 2018, are all deemed to be beneficially owned. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person. The percentage of shares beneficially owned is based on 98,610,608 shares of common stock outstanding as of April 2, 2018. Unless otherwise indicated, all amounts exclude shares issuable upon the exercise of outstanding options and vesting of restricted stock units that are not exercisable and/or vested as of April 2, 2018 or within 60 days of April 2, 2018.

(2)
All of these shares are held by Stice Investments, Ltd., which is managed by Stice Management, LLC, its general partner. Mr. Stice and his spouse hold 100% of the membership interests in Stice Management, LLC, of which Mr. Stice is the manager. Excludes (i) 7,410 restricted stock units, which will vest on February 16, 2019 and (ii) 13,594 restricted stock units, which will vest in two equal annual installments beginning on February 21, 2019. Also excludes (i) 45,084 performance-based restricted stock units awarded to Mr. Stice on January 19, 2016, which are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s peer group during the three-year performance period ending December 31, 2018, (ii) 11,115 performance-based restricted stock units awarded to Mr. Stice on February 16, 2017, which are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s peer group during the two-year performance period ending on December 31, 2018, (iii) 22,230 performance-based restricted stock units awarded to Mr. Stice on February 16, 2017, which awards are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s peer group during the three-year performance period ending December 31, 2019 and (iv) 30,585 performance-based restricted stock units awarded to Mr. Stice on February 13, 2018, which are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s peer group during the three-year performance period ending on December 31, 2020.

(3)
Excludes (i) 1,950 restricted stock units, which will vest on February 16, 2019 and (ii) 3,732 restricted stock units, which will vest in two equal annual installments beginning on February 21, 2019. Also excludes (i) 3,006 performance-based restricted stock units awarded to Ms. Dick on January 19, 2016, which are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s peer group during the three-year performance period ending December 31, 2018, (ii) 2,925 performance-based restricted stock units awarded to Ms. Dick on February 16, 2017, which are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s peer group during the two-year performance period ending on December 31, 2018, (iii) 5,850 performance-based restricted stock units awarded to Ms. Dick on February 16, 2017, which awards are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s peer group during the three-year performance period ending December 31, 2019 and (iv) 8,396 performance-based restricted stock units awarded to Ms. Dick on February 13, 2018, which are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s peer group during the three-year performance period ending on December 31, 2020.

(4)
All of these shares are held by MBH Investments, Ltd., which is managed by MBH Financial, LLC, its general partner. Mr. Hollis, his spouse and the Hollis 2014 Irrevocable Trust hold 100% of the membership interests in MBH Financial, LLC, of which Mr. Hollis is the manager. Excludes (i) 4,550 restricted stock units, which will vest on February 16, 2019 and (ii) 7,890 restricted stock units, which will vest in two equal annual installments beginning on February 21, 2019. Also excludes (i) 15,028 performance-based restricted stock units awarded to Mr. Hollis on January 19, 2016, which are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s peer group during the three-year performance period ending on December 31, 2018, (ii) 6,825 performance-based restricted stock units awarded to Mr. Hollis on February 16, 2017, which are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s peer group during the two-year performance period ending on December 31, 2018, (iii) 13,650 performance-based restricted stock units awarded to Mr. Hollis on February 16, 2017, which awards are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s peer group during the three-year performance period ending December 31, 2019 and (iv) 17,751 performance-based restricted stock units awarded to Mr. Hollis on February 13, 2018, which are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s peer group during the three-year performance period ending on December 31, 2020.

(5)
Excludes (i) 3,900 restricted stock units, which will vest on February 16, 2019 and (ii) 6,824 restricted stock units, which will vest in two equal annual installments beginning on February 21, 2019. Also excludes (i) 12,022 performance-based restricted stock units awarded to Mr. Pantermuehl on January 19, 2016, which are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s peer group during the three-year performance period ending on December 31, 2018, (ii) 5,850 performance-based restricted stock units awarded to Mr. Pantermuehl on February 16, 2017, which are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s peer group during the two-year performance period ending on December 31, 2018, (iii) 11,700 performance-based restricted stock units awarded to Mr. Pantermuehl on February 16, 2017, which awards are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s peer group during the three-year performance period ending December 31, 2019 and (iv) 15,353 performance-based restricted stock units awarded to Mr. Pantermuehl on February 13, 2018, which are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s peer group during the three-year performance period ending on December 31, 2020.

(6)
Excludes (i) 3,900 restricted stock units, which will vest on February 16, 2019 and (ii) 6,398 restricted stock units, which will vest in two equal annual installments beginning on February 21, 2019. Also excludes (i) 6,011 performance-based restricted stock units awarded to Mr. Molnar on January 19, 2016, which awards are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s peer group during the three-year performance period ending on December 31, 2018, (ii) 5,850 performance-based restricted stock units awarded to Mr. Molnar on February 16, 2017, which are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s peer group during the two-year performance period ending on December 31, 2018, (iii) 11,700 performance-based restricted stock units awarded to Mr. Molnar on February 16, 2017, which awards are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s peer group during the three-year performance period ending December 31, 2019 and (iv) 14,393 performance-based restricted stock units awarded to Mr. Molnar on February 13, 2018, which are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s peer group during the three-year performance period ending on December 31, 2020.

(7)
Excludes 453 restricted stock units, which will vest on July 1, 2018, and 2,055 restricted stock units, which will vest on the earlier of the one-year anniversary of the date of grant and the date of the 2018 annual meeting of stockholders of the issuer.

(8)
Excludes 453 restricted stock units, which will vest on July 1, 2018, and 2,055 restricted stock units, which will vest on the earlier of the one-year anniversary of the date of grant and the date of the 2018 annual meeting of stockholders of the issuer. All these shares have been transferred to a trust, of which Mr. Cross and his spouse are co-trustees.

(9)
Excludes 453 restricted stock units, which will vest on July 1, 2018, and 2,055 restricted stock units, which will vest on the earlier of the one-year anniversary of the date of grant and the date of the 2018 annual meeting of stockholders of the issuer. These shares are held by Greyhawke Capital Advisors LLC ("Greyhawke") of which Mr. Plaumann is the managing member. Mr. Plaumann holds a 50% ownership interest in Greyhawke and may be deemed to have a pecuniary interest in these securities.

(10)
In addition to the Company common stock reported in the table, as of January 25, 2018, our directors and executive officers beneficially owned common units of Viper Energy Partners LP, or Viper, as follows: Mr. Stice - 68,311; Ms. Dick - 11,540; Mr. Pantermuehl - 48,487, Mr. Hollis - 78,461 and Mr. Molnar - 18,487. As of January 25, 2018 Mr. West beneficially owned 48,265 common units of Viper, which number excludes 1,808 unvested phantom units that will vest on June 17, 2018 and 6,414 unvested phantom units that will vest on July 1, 2018. As of January 25, 2018, our executive officers other than the named executive officers owned 30,648 common units of Viper. As of January 25, 2018, we owned 73,150,000 of the common units of Viper, or 64%. As of January 25, 2018, there were 113,882,045 common units of Viper outstanding. As of January 25, 2018, our directors and executive officers, individually and as a group, beneficially owned less than one percent of Viper’s outstanding common units and, as a group, beneficially owned 304,199 of Viper's outstanding common units.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of the forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations of our officers and directors, all Section 16(a) reports for the year ended December 31, 2017 applicable to our officers and directors and such other persons were filed on a timely basis.

Certain Relationships and Related Transactions
Review and Approval of Related Party Transactions

Our board of directors has adopted a written policy regarding related party transactions. Under the policy, the audit committee reviews and approves all relationships and transactions in which we and our directors, director nominees and executive officers and their immediate family members, as well as holders of more than 5% of any class of our voting securities and their immediate family members, have a direct or indirect material interest. The policy provides that, the following do not create a material direct or indirect interest on behalf of the related party and are therefore not related party transactions:

•	a transaction involving compensation of directors;

•
a transaction involving compensation of an executive officer or involving an employment agreement, severance arrangement, change in control provision or agreement or special supplemental benefit of an executive officer;

•	a transaction with a related party involving less than $120,000;

•
a transaction in which the interest of the related party arises solely from the ownership of a class of our equity securities and all holders of that class receive the same benefit on a pro rata basis;

•
a transaction involving indemnification payments and payments under directors and officers indemnification insurance policies made pursuant to our certificate of incorporation or bylaws or pursuant to any policy, agreement or instrument of the Company or to which the Company is bound; and

•	a transaction in which the interest of the related party arises solely from indebtedness of a 5% stockholder or an “immediate family member” of a 5% stockholder.

The policy supplements the conflict of interest provisions in our Code of Business Conduct and Ethics.

Although our management believes that the terms of the related party transactions described below are reasonable, it is possible that we could have negotiated more favorable terms for such transactions with unrelated third parties.

Viper Energy Partners LP

Viper is a publicly traded Delaware limited partnership, the common units of which are listed on the Nasdaq Global Market under the symbol “VNOM.” We control the general partner of Viper and, as of December 31, 2017, owned approximately 64% of all of the outstanding common units in Viper.

Payments from Viper under its Partnership Agreement. Under the terms of Viper’s partnership agreement, Viper is required to reimburse its general partner for all direct and indirect expenses incurred or paid on its behalf and all other expenses allocable to Viper or otherwise incurred by its general partner, which we control, in connection with operating Viper’s business. The partnership agreement does not set a limit on the amount of expenses for which the general partner and its affiliates may be reimbursed. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for Viper or on its behalf and expenses allocated to the general partner by its affiliates. The general partner is entitled to determine the expenses that are allocable to Viper. During the year ended December 31, 2017, the general partner received from the Partnership reimbursements of $2.5 million.

Distributions paid to us by Viper. We are entitled to receive our pro rata portion of the distributions Viper makes in respect of its common units. During the years ended December 31, 2017 and 2016, we received such distributions in the amount of $89.5 million and $55.3 million, respectively.

Registration Rights Agreement. On June 23, 2014, in connection with the Viper IPO, we entered into a registration rights agreement with Viper in which Viper agreed to file a registration statement to register the Viper common units that we own. The registration rights agreement also includes provisions dealing with holdback agreements, indemnification and contribution and allocation of expenses. These registration rights are transferable to affiliates and, in certain circumstances, to third parties. In July 2015, Viper registered our common units for resale in its registration statement on Form S-3 filed with the SEC.

Advisory Services Agreement. On June 23, 2014, in connection with the closing of the Viper IPO, Viper entered into an advisory services agreement with Wexford Capital, the holder of more than 5% of our common stock during 2014, under which Wexford Capital provides Viper and its general partner with general financial and strategic advisory services related to Viper’s business in return for an annual fee of $0.5 million, plus reimbursement of reasonable out-of-pocket expenses. This annual fee does not cover any advisory services related to acquisitions, divestitures, financings or other transactions in which Viper may be involved in the future. In addition, under this agreement, Viper will pay Wexford Capital to-be-negotiated market-based fees approved by the conflicts committee of the board of directors of Viper’s general partner for such services as may be provided by Wexford Capital at Viper’s request in connection with future acquisitions and divestitures, financings or other transactions in which Viper may be involved. This agreement has a term of two years commencing on the completion of the Viper IPO. The agreement will continue for additional one-year periods unless terminated in writing by either party at least ten days prior to the expiration of the then current term. The agreement may be terminated at any time by either party upon 30 days’ prior written notice. In the event Viper terminates the agreement, Viper will be obligated to pay all amounts due through the remaining term of the agreement. The services provided by Wexford Capital under the advisory services agreement do not extend to Viper’s day-to-day business or operations. In this agreement, Viper agreed to indemnify Wexford Capital and its affiliates from any and all losses arising out of or in connection with the agreement except for losses resulting from Wexford Capital’s or its affiliates’ gross negligence or willful misconduct. In the event Viper is dissatisfied with the services provided by Wexford Capital, its only remedy against Wexford Capital is to terminate the agreement. During the year ended December 31, 2017, Viper did not incur any costs under the advisory services agreement.

Tax Sharing Agreement. On June 23, 2014, in connection with the closing of the Viper IPO, we entered into a tax sharing agreement with Viper pursuant to which Viper is required to reimburse us for its share of state and local income and other taxes borne by us as a result of Viper’s results being included in a combined or consolidated tax return filed by us with respect to taxable periods including or beginning on the closing date of the Viper IPO. The amount of any such reimbursement is limited to the tax that Viper would have paid had it not been included in a combined group with us. We may use our tax attributes to cause our combined or consolidated group, of which Viper may be a member for this purpose, to owe no tax. However, Viper would nevertheless reimburse us for the tax it would have owed had the attributes not been available or used for Viper’s benefit, even though we had no cash expense for that period. During the year ended December 31, 2017, Viper did not reimburse us under the tax sharing agreement.

Viper-Lease Bonus. During the year ended December 31, 2017, we paid Viper $0.1 million in lease bonus payments to extend the term of two leases, reflecting an average bonus of $7,459 per acre.

Proposal to Approve, on an Advisory Basis, the Company’s Executive Compensation

(Proposal 2 on the Proxy Card)

In accordance with Section 14A of the Exchange Act, our board of directors is providing our stockholders with a non-binding advisory vote on the Company’s executive compensation as reported in this proxy statement, or “say on pay” vote. The Company’s stockholders are being asked to vote on the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

While the vote on executive compensation is non-binding and solely advisory in nature, our board of directors and the compensation committee will review and consider the “say on pay” voting results when making future decisions regarding our executive compensation program. Our stockholders have a “say on pay” vote each year. The next “say on pay” vote will take place at our 2019 Annual Meeting.
Stockholders are encouraged to carefully review the “Compensation Discussion and Analysis” section of this proxy statement, which discusses in detail the Company’s compensation policy and compensation arrangements which the Company believes are appropriate and reasonably consistent with market practice and with the long-term interests of the Company and its stockholders. In furtherance of the Company’s goals and objectives, the compensation committee, among other things, ensures that the Company’s executive compensation arrangements (i) do not incentivize executives to take unnecessary risks, (ii) do not include excessive change in control provisions, (iii) include long-term vesting provisions in the awards of restricted stock units to encourage executives to focus on long-term performance and (iv) offer performance-based compensation, consisting of cash compensation with performance goals tied to our Company’s performance and performance-based equity awards, based on total stockholder return relative to the peer group, in each case to motivate our executives to contribute to the growth, profitability and increased value of the Company.

Board Voting Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPANY'S EXECUTIVE COMPENSATION AS REPORTED IN THIS PROXY STATEMENT.

Proposal to Ratify the Appointment of Our Independent Auditors

(Proposal 3 on the Proxy Card)

What am I voting on?

You are voting on a proposal to ratify the appointment of Grant Thornton LLP as our independent auditors for fiscal year 2018. The audit committee has appointed Grant Thornton to serve as independent auditors.

What services do the independent auditors provide?

Audit services of Grant Thornton for fiscal 2017 included an audit of our consolidated financial statements and services related to periodic filings made with the SEC. Additionally, Grant Thornton provided certain services related to the consolidated quarterly reports and annual and other periodic reports, registration statements and comfort letters and other services as described below.

How much were the independent auditors paid in 2017, 2016 and 2015?

Grant Thornton’s fees for professional services totaled $688,800, $551,250 and $490,350 for 2017, 2016 and 2015, respectively. Grant Thornton’s fees for professional services included the following:

•
Audit Fees – aggregate fees for audit services, which relate to the fiscal year consolidated audit, quarterly reviews, registration statements, and comfort letters were $688,800, $551,250 and $490,350 in 2017, 2016 and 2015, respectively.

•	Audit-Related Fees – aggregate fees for audit-related services were zero in 2017, 2016 and 2015.

•	Tax Fees– aggregate fees for tax services, consisting of tax return compliance, tax advice and tax planning, were zero in 2017, 2016 and 2015.

•	All Other Fees – aggregate fees for all other services, were zero in 2017, 2016 and 2015.

Does the Audit Committee approve the services provided by Grant Thornton?

It is our audit committee’s policy to pre-approve all audit, audit related and permissible non-audit services rendered to us by our independent auditor. Consistent with such policy, all of the fees listed above that we incurred for services rendered by Grant Thornton LLP subsequent to our initial public offering in October 2012 and the formation of our audit committee were pre-approved by our audit committee.

Will a representative of Grant Thornton LLP be present at the meeting?

Yes, one or more representatives of Grant Thornton will be present at the meeting. The representatives will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions from the stockholders.

What vote is required to approve this proposal?

Stockholder ratification of the appointment of our independent auditors is not required by the Company’s bylaws or otherwise. However, we are submitting this proposal to the stockholders as a matter of good corporate practice. Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal. If the appointment of Grant Thornton is not ratified, the audit committee will reconsider the appointment. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it is determined that such change would be in best interests of the Company and its stockholders.

Has Grant Thornton LLP always served as Diamondback’s independent auditors?

Grant Thornton has served as our independent auditors since 2011.

What does the board of directors recommend?

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE YEAR 2018.

Solicitation by Board; Expenses of Solicitation

Our board of directors has sent you this proxy statement. Our directors, officers and employees may solicit proxies by mail, by telephone or in person. Those persons will receive no additional compensation for any solicitation activities. We will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of common stock held of record by those entities, and we will, upon the request of those record holders, reimburse reasonable forwarding expenses. We will pay the costs of preparing, printing, assembling and mailing the proxy material used in the solicitation of proxies.

Submission of Future Stockholder Proposals

Under SEC rules, a stockholder who intends to present a proposal, including the nomination of directors, at the 2019 Annual Meeting of Stockholders and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to our Corporate Secretary. The proposal must be received no later than December 28, 2018.

Stockholders who wish to propose a matter for action at the 2019 Annual Meeting, including the nomination of directors, but who do not wish to have the proposal or nomination included in the proxy statement, must notify the Company in writing of the information required by the provisions of our by-laws dealing with stockholder proposals. The notice must be delivered to our Corporate Secretary between February 6, 2019 and March 8, 2019. You can obtain a copy of our by-laws by writing the Corporate Secretary at the address below.

All written proposals should be directed to Corporate Secretary, Diamondback Energy, Inc., 9400 N. Broadway Extension, Suite 700, Oklahoma City, Oklahoma 73114.

The board of directors is responsible for selecting and recommending director candidates and will consider nominees recommended by stockholders. If you wish to have the board of directors consider a nominee for director, you must send a written notice to our Corporate Secretary at the address provided above and include the information required by our by-laws and discussed on page 10 of this proxy statement.

Availability of Form 10-K and Annual Report to Stockholders

SEC rules require us to provide an Annual Report to stockholders who receive this proxy statement. Additional copies of the Annual Report, along with copies of our Annual Report on Form 10-K for the fiscal years ended December 31, 2016 and 2015, including the financial statements and the financial statement schedules, are available without charge to stockholders upon written request to Corporate Secretary, Diamondback Energy, Inc., 9400 N. Broadway Extension, Suite 700, Oklahoma City, Oklahoma 73114 or via the Internet at http://ir.diamondbackenergy.com/financials.cfm. We will furnish the exhibits to our Annual Report on Form 10-K upon payment of our copying and mailing expenses.

Householding

The SEC permits a single set of Notice of Internet Availability of Proxy Materials or annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card, if a proxy card is provided. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces our mailing and printing expenses.

If you and other residents at your mailing address own shares of our common stock, you may have only received one Notice of Internet Availability of Proxy Materials or Annual Report and proxy statement, unless we have received contrary instructions from you. If you would like to receive your own set of Notice of Internet Availability of Proxy Materials or the annual report and proxy statement this year or in future years, follow the instructions described below. We will promptly send a separate copy of the Notice of Internet Availability of Proxy Materials or Annual Report and proxy statement, as applicable. Similarly, if you share an address with another Diamondback stockholder and together both of you would like to receive in the future only a single Notice of Internet Availability of Proxy Materials or annual report and proxy statement, follow these instructions:

•
If your shares of our common stock are registered in your own name, please contact our transfer agent, Computershare Trust Company, N.A., and inform them of your request by calling their toll-free number: (800) 962-4284 or by mail: Computershare Trust Company, N.A., 250 Royall Street, Canton, MA 02021.

•	If a broker or other nominee holds your shares, please contact your broker or nominee.

Other Matters

The board of directors does not intend to present any other items of business other than those stated in the Notice of Annual Meeting of Stockholders. If other matters are properly brought before the meeting, the persons named as your proxies will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

Schedule A

Reconciliation of Adjusted EBITDA to Net Income

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted EBITDA as net income (loss) plus non-cash (gain) loss on derivative instruments, net, net interest expense, depreciation, depletion and amortization, impairment of oil and gas properties, non-cash equity-based compensation expense, capitalized equity-based compensation expense, asset retirement obligation accretion expense, loss on extinguishment of debt and income tax (benefit) provision. Adjusted EBITDA is not a measure of net income (loss) as determined by United States’ generally accepted accounting principles, or GAAP. Management believes Adjusted EBITDA is useful because it allows it to more effectively evaluate the Company’s operating performance and compare the results of its operations from period to period without regard to its financing methods or capital structure. The Company adds the items listed above to net income (loss) in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within its industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income (loss) as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Adjusted net income is a non-GAAP financial measure equal to net income attributable to Diamondback Energy, Inc. plus non-cash (gain) loss on derivative instruments, net, (gain) loss on sale of assets, net, impairment of oil and gas properties and related income tax adjustments. The Company’s computations of Adjusted EBITDA and adjusted net income may not be comparable to other similarly titled measures of other companies or to such measure in our credit facility or any of our other contracts.

The following tables present a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to the GAAP financial measure of net income.

Diamondback Energy, Inc.
Reconciliation of Adjusted EBITDA to Net Income
(in thousands)

	Year Ended December 31,
	2017	2016
Net income (loss)	$516,757	$(164,908)
Non-cash loss on derivative instruments, net	84,240	26,522
Interest expense, net	40,554	40,684
Depreciation, depletion and amortization	326,759	178,015
Impairment of oil and gas properties	—	245,536
Non-cash equity-based compensation expense	34,178	33,532
Capitalized equity-based compensation expense	(8,641)	(7,079)
Asset retirement obligation accretion expense	1,391	1,064
Loss on extinguishment of debt	—	33,134
Income tax (benefit) provision	(19,568)	192
Consolidated Adjusted EBITDA	$975,670	$386,692
Less: EBITDA attributable to noncontrolling interest	(47,631)	843
Adjusted EBITDA attributable to Diamondback Energy, Inc.	$928,039	$387,535

DIAMONDBACK Energy

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IMPORTANT ANNUAL MEETING INFORMATION 000004

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Vote by Internet

- Go to **www.envisionreports.com/FANG**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The board of directors recommends a vote FOR each nominee listed in Proposal 1 and FOR Proposals 2 and 3.

1. Election of Directors:

Nominee	For	Against	Abstain
01 - Steven E. West	☐	☐	☐
02 - Travis D. Stice	☐	☐	☐
03 - Michael L. Hollis	☐	☐	☐
04 - Michael P. Cross	☐	☐	☐
05 - David L. Houston	☐	☐	☐
06 - Mark L. Plaumann	☐	☐	☐
07 - Melanie M. Trent	☐	☐	☐

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B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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02U38A

Proxy – Diamondback Energy, Inc.
You are cordially invited to attend the Annual Meeting of Stockholders
To be held on June 7, 2018, at
11:30 a.m. Oklahoma City time, at
1200 North Walker Avenue, Oklahoma City, Oklahoma 73103.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

DIAMONDBACK Energy

Proxy — Diamondback Energy, Inc.

Annual Meeting of Stockholders

This Proxy Is Solicited On Behalf Of The Board Of Directors

The undersigned hereby appoints Travis Stice, Teresa Dick and Randall Holder (together, the "Proxies"), and each of them, with full power of substitution, as proxies to vote the shares that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Diamondback Energy, Inc. (the "Company") to be held on June 7, 2018 at 11:30 a.m. Oklahoma City time and at any adjournments and postponements thereof. Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the Proxies' discretion on such other matters as may properly come before the meeting or any adjournment or postponement thereof.

The undersigned acknowledges receipt of the 2018 Notice of Annual Meeting and accompanying Proxy Statement and revokes all prior proxies for said meeting.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES NAMED IN PROPOSAL 1 AND FOR EACH OF THE PROPOSALS 2 AND 3 IN ACCORDANCE WITH THE BOARD OF DIRECTOR'S RECOMMENDATION.

IMPORTANT – PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY. THANK YOU FOR VOTING.

(Continued and to be marked, dated and signed on reverse side.)